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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE is hereby given that the Annual Meeting (the "Meeting") of the Shareholders of Magna International Inc. (the "Corporation") will be held at Roy Thomson Hall, 60 Simcoe Street, Toronto, Ontario, Canada, on Tuesday, May 3, 2005, commencing at 10:00 a.m. (Toronto time), for the following purposes:

(a)
To receive the Annual Report, including the Consolidated Financial Statements of the Corporation for the financial year ended December 31, 2004 and the Auditor's Report thereon;

(b)
To elect directors;

(c)
To re-appoint the Auditor, based on the recommendation of the Audit Committee of the Board of Directors, and to authorize the Audit Committee to fix the Auditor's remuneration; and

(d)
To transact such further or other business or matters as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

The Annual Report containing the Consolidated Financial Statements of the Corporation and Management's Discussion and Analysis of Results of Operations and Financial Position, a Management Information Circular/Proxy Statement (the "Circular") and a form of proxy or voting instruction form are enclosed with this Notice of Annual Meeting of Shareholders. The Circular provides additional information concerning the matters to be dealt with at the Meeting.

Only shareholders of record at the close of business on March 21, 2005 are entitled to notice of the Meeting.

A registered shareholder who is unable to attend the Meeting in person and who wishes to ensure that his/her shares will be voted at the Meeting is requested to complete, sign, date and return the enclosed form of proxy in accordance with the instructions set out in the form of proxy and the Circular. In order to be effective, a proxy must be mailed, couriered or delivered so as to reach or be deposited with the Corporation's transfer agent, Computershare Trust Company of Canada, at 100 University Avenue, 9th Floor, Toronto, Ontario, Canada M5J 2Y1, Attention: Proxy Department, not later than 5:00 p.m. (Toronto time) on April 29, 2005, or, if the Meeting is adjourned or postponed, not later than 5:00 p.m. (Toronto time) on the second day (excluding Saturdays, Sundays and holidays) before the Meeting. Non-registered shareholders who hold shares through an intermediary, such as a securities dealer or broker, bank or trust company, will receive separate instructions on how to vote at or attend the Meeting. Non-registered shareholders should carefully follow the instructions sent out in any communication provided to them.

By order of the Board of Directors.

J. BRIAN COLBURN Secretary

March 24, 2005
Aurora, Ontario

MANAGEMENT INFORMATION CIRCULAR/PROXY STATEMENT

        This Management Information Circular/Proxy Statement (the "Circular") is furnished to shareholders of Magna International Inc. (the "Corporation" or "Magna") in connection with the solicitation by and on behalf of the management of the Corporation of proxies to be used at the Annual Meeting of Shareholders (the "Meeting") of the Corporation to be held at Roy Thomson Hall, 60 Simcoe Street, Toronto, Ontario, Canada, on Tuesday, May 3, 2005, commencing at 10:00 a.m. (Toronto time), and at any adjournment(s) or postponement(s) thereof, for the purposes set forth in the attached Notice of Annual Meeting of Shareholders (the "Notice").

        This Circular, the Notice and the accompanying form(s) of proxy or voting instruction form(s) are first being mailed on or about March 29, 2005 to shareholders of the Corporation of record as of the close of business on March 21, 2005 (the "Record Date"). The Corporation will bear all costs associated with the preparation and mailing of this Circular, the Notice and the accompanying form(s) of proxy or voting instruction form(s) as well as the cost of the solicitation of proxies. The solicitation will be primarily by mail; however, officers and employees of the Corporation may also directly solicit proxies (but will not receive additional compensation for such activities) personally, by telephone, by telefax or by other means of electronic transmission. Banks, brokerage houses and other custodians and nominees or fiduciaries will be requested to forward proxy solicitation material to their principals and to obtain authorizations for the execution of proxies and will be reimbursed for their reasonable expenses in doing so.

        As of the Record Date, the only authorized, issued and outstanding shares of the Corporation were the Corporation's Class A Subordinate Voting Shares and Class B Shares. For details regarding the Corporation's Class A Subordinate Voting Shares and Class B Shares refer to Item 6 "Description of Capital Structure" in the Corporation's Annual Information Form for 2004.

        All amounts referred to in this Circular are presented in United States dollars, unless otherwise noted. In addition, in this Circular a reference to a "fiscal year" is a reference to the fiscal or financial year running from January 1 to December 31 of the year stated.

APPOINTMENT OF PROXIES

        The persons named in the accompanying form(s) of proxy are officers of the Corporation. A shareholder has the right to appoint a person (who need not be a shareholder of the Corporation) as proxyholder to attend and act for and on such shareholder's behalf at the Meeting other than the management nominees named in the accompanying form(s) of proxy. This right may be exercised either by:

  (a)
  inserting in the blank space provided on the applicable form of proxy the name of the other person the shareholder wishes to appoint as proxyholder; or

  (b)
  completing, signing and submitting another proper form of proxy naming such other person as proxyholder.

        A proxy must be in writing, must be dated the date on which it is executed and must be executed by the shareholder or his or her attorney authorized in writing or, if the shareholder is a corporation, by a duly authorized officer or attorney of that corporation. A proxy will not be valid unless the form of proxy is delivered to the offices of the Corporation's transfer agent, Computershare Trust Company of Canada ("Computershare"), at 100 University Avenue, 9th Floor, Toronto, Ontario, Canada M5J 2Y1, Attention: Proxy Department, not later than 5:00 p.m. (Toronto time) on April 29, 2005, or, if the Meeting is adjourned or postponed, not later than 5:00 p.m. (Toronto time) on the second day (excluding Saturdays, Sundays and holidays) before the Meeting. In addition, Computershare provides both telephone voting and internet voting in accordance with the instructions described in the proxy itself.

        If a shareholder who has completed a proxy attends the Meeting in person, any votes cast by such shareholder on a poll will be counted and the proxy will be disregarded.

NON-REGISTERED HOLDERS

        The Notice, this Circular, the accompanying form(s) of proxy or voting instruction form(s) and the Corporation's Annual Report (collectively, the "Meeting materials") are being sent to both registered and non-registered owners of the Corporation's shares. If you are a non-registered owner, and the Corporation or its agent has sent these materials directly to you, your name and address and information about your holdings of the Corporation's shares have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding such shares on your behalf.

        By choosing to send the Meeting materials to you directly, the Corporation (and not the intermediary holding shares on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the voting instruction form.

        Only registered holders, or the persons that they appoint as their proxyholders, are permitted to attend and vote at the Meeting. However, in many cases, shares beneficially owned by a holder (a "Non-Registered Holder") are registered either:

  (a)
  in the name of an intermediary (an "Intermediary") that the Non-Registered Holder deals with in respect of the shares, such as, among others, a bank, trust company, securities dealer or broker, or the trustee or administrator of a self-directed RRSP, RRIF, RESP or similar plan; or

  (b)
  in the name of a clearing agency (such as The Canadian Depository for Securities Limited) of which the Intermediary is a participant.

        In accordance with National Instrument 54-101 — Communication with Beneficial Owners of Securities of a Reporting Issuer which is applicable under Canadian securities laws, the Corporation is delivering the Meeting materials directly to its Non-Registered Holders who are non-objecting beneficial owners of the Corporation's shares ("NOBOs"), and will distribute copies of the Meeting materials to the Intermediaries for onward distribution to Non-Registered Holders who are objecting beneficial owners ("OBOs") of the Corporation's shares.

        As a result, NOBOs can expect to receive a scannable voting instruction form ("VIF") from Computershare. These VIFs are to be completed and returned to Computershare in the envelope provided or by facsimile. In addition, Computershare provides both telephone voting and internet voting in accordance with the instructions described in the VIF itself. If a NOBO wishes to attend and vote at the Meeting in person (or have another person attend and vote on the NOBO's behalf), the NOBO must complete, sign and return the VIF in accordance with the directions provided and a form of legal proxy giving the right to attend and vote at the Meeting will be forwarded by Computershare to the NOBO. Computershare will tabulate the results of the VIFs received from NOBOs and will provide appropriate instructions at the Meeting with respect to the shares represented by the VIFs Computershare receives.

        Generally, OBOs will receive either a voting instruction form or, less frequently, a form of proxy. OBOs should follow the procedures set out below, depending on which type of form they receive.

  (a)
  Voting Instruction Form.    In most cases, an OBO will receive, as part of the Meeting materials, a voting instruction form. If the OBO does not wish to attend and vote at the Meeting in person (or have another person attend and vote on the Non-Registered Holder's behalf), the voting instruction form must be completed, signed and returned in accordance with the directions on the form. Voting instruction forms in some cases permit the completion of the voting instruction form by telephone or through the internet. If an OBO wishes to attend and vote at the Meeting in person (or have another person attend and vote on the OBO's behalf), the OBO must complete, sign and return the voting instruction form in accordance with the directions provided and a form of legal proxy giving the right to attend and vote at the Meeting must be forwarded by the Intermediary or its agent to the OBO.

  (b)
  Form of Proxy.    Less frequently, an OBO will receive, as part of the Meeting materials, a form of proxy that has already been signed by the Intermediary (typically by a facsimile, stamped signature) which is restricted as to the number of shares beneficially owned by the OBO but which is otherwise uncompleted. If an OBO does not wish to attend and vote at the Meeting in person (or have another person attend and vote on the OBO's behalf), the OBO must complete the form of proxy and deposit it with Computershare as described above. If an OBO wishes to attend and vote at the Meeting in person (or have another person attend and vote on the OBO's behalf), the OBO must insert the OBO's (or such other person's) name in the blank space provided on the applicable form of proxy.

        The purpose of these procedures is to permit Non-Registered Holders to direct the voting of the shares which they beneficially own. In either case, Non-Registered Holders should carefully follow the instructions of Computershare or, in the case of OBOs, of their Intermediaries and their Intermediaries' agents.

REVOCATION OF PROXIES

        A registered shareholder who has given a proxy has the power to revoke it as to any matter on which a vote has not already been cast pursuant to the authority conferred by such proxy and may do so:

  (a)
  by delivering another properly executed form of proxy bearing a later date to Computershare Trust Company of Canada, 9th Floor, 100 University Avenue, Toronto, Ontario, Canada M5J 2Y1, Attention: Proxy Department, not later than 5:00 p.m. (Toronto time) on April 29, 2005, or, if the Meeting is adjourned or postponed, not later than 5:00 p.m. (Toronto time) on the second day (excluding Saturdays, Sundays and holidays) before the Meeting;

  (b)
  by depositing an instrument in writing revoking the proxy executed by the shareholder or by the shareholder's attorney authorized in writing or, if the shareholder is a corporation, by a duly authorized officer or attorney of that corporation:

  (i)
  at the principal executive offices of the Corporation at 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1, addressed to the Secretary of the Corporation at any time up to and including 5:00 p.m. (Toronto time) on the last business day preceding the day of the Meeting, or any adjournment(s) or postponement(s) thereof, at which the proxy is to be used; or

  (ii)
  with the chairman of the Meeting, prior to its commencement, on the day of the Meeting or any adjournment or postponement thereof; or

  (c)
  in any other manner permitted by applicable Canadian law.

        Non-Registered Holders should contact Computershare or their Intermediaries should they wish to revoke a voting instruction form or a proxy.

VOTING OF PROXIES

        The shares represented by any valid proxy in favour of the management nominees named in the accompanying form(s) of proxy will be voted for or withheld from voting (abstain) in accordance with any specifications or instructions made by a shareholder on the form of proxy. In the absence of any such specifications or instructions, such shares will be voted FOR the election of the management nominees named in this Circular as directors and FOR the re-appointment of Ernst & Young LLP as Auditor of the Corporation and the authorization of the Audit Committee to fix the Auditor's remuneration.

        The accompanying form(s) of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice and with respect to such other business or matters which may properly come before the Meeting or any adjournment(s) or postponement(s) thereof. As of the date of this Circular, the Corporation is not aware of any other amendment, variation or other matter to be addressed at the Meeting.

RECORD DATE

        The board of directors of the Corporation (the "Board") has fixed the close of business on March 21, 2005 as the Record Date for the Meeting. Only holders of record of Class A Subordinate Voting Shares and Class B Shares at the close of business on the Record Date are entitled to receive notice of and to attend and vote at the Meeting; except that, in accordance with applicable law, a registered transferee of Class A Subordinate Voting Shares or Class B Shares acquired after the Record Date shall be entitled to vote such shares at the Meeting if such transferee produces properly endorsed share certificates or otherwise establishes ownership of such shares and has demanded in writing not later than ten (10) days before the day of the Meeting that the name of such transferee be included in the list of shareholders entitled to vote at the Meeting.

VOTING SECURITIES AND THEIR PRINCIPAL HOLDERS

        As at the Record Date there were 105,537,754 Class A Subordinate Voting Shares issued and outstanding. Holders of Class A Subordinate Voting Shares as at the time of taking any vote on the date of the Meeting are entitled to cast one (1) vote per Class A Subordinate Voting Share held by them on each matter to be acted on at the Meeting, or on any other matter than may properly come before the Meeting.

        As at the Record Date there were 1,093,983 Class B Shares issued and outstanding. Holders of Class B Shares as at the time of taking any vote on the date of the Meeting are entitled to cast 500 votes per Class B Share held by them on each matter to be acted on at the Meeting, or on any other matter than may properly come before the Meeting.

        The following table sets forth information with respect to the only shareholders known to the directors or officers of the Corporation to own beneficially, directly or indirectly, or to exercise control or direction over, ten per cent (10%) or more of the issued and outstanding Class A Subordinate Voting Shares or Class B Shares of the Corporation as at the Record Date:

	Class of Shares	Number of Shares	Percentage of Class
Stronach Trust	Class B	726,829 (1)	66.4%
Magna Deferred Profit Sharing Plan (Canada)	Class B	111,444 (2)	10.2%
(1)
These Class B Shares are held by 445327 Ontario Limited, all of whose shares are directly owned by the Stronach Trust. Mr. Frank Stronach, the Chairman and Interim Chief Executive Officer of the Corporation, Ms. Belinda Stronach, who resigned as the President and Chief Executive Officer and as a director of the Corporation effective January 20, 2004, and two other members of their family are the trustees of the Stronach Trust. Mr. F. Stronach and Ms. Stronach are also two of the members of the class of potential beneficiaries of the Stronach Trust. Mr. F. Stronach has been appointed as the authorized representative to exclusively represent 445327 Ontario Limited and vote the Class B Shares on its behalf.

(2)
The Magna Deferred Profit Sharing Plan (Canada) is an associate of Mr. F. Stronach who retains the right as Chairman of the Corporation to direct The Canada Trust Company, the trustee of such plan, in regard to voting of such shares.

        The Corporation has been advised that the Stronach Trust through 445327 Ontario Limited intends to vote its Class B Shares FOR the election of the management nominees named in this Circular as directors of the Corporation and FOR the re-appointment of Ernst & Young LLP as Auditor and the authorization of the Audit Committee of the Board to fix the Auditor's remuneration.

FINANCIAL STATEMENTS AND AUDITOR'S REPORT

        Management, on behalf of the Board, will submit to the shareholders at the Meeting the Consolidated Financial Statements of the Corporation for the financial year ended December 31, 2004 and the Auditor's Report thereon, but no vote by the shareholders with respect thereto is required or proposed to be taken. The Consolidated Financial Statements and Auditor's Report, together with the Management's Discussion and Analysis of Results of Operations and Financial Position ("MD&A"), are included in the Corporation's 2004 Annual Report which is being mailed to shareholders with the Notice and this Circular.

BOARD OF DIRECTORS

Election of Directors

        Under the Articles of the Corporation, the Board is to consist of a minimum of five (5) and a maximum of fifteen (15) directors. A special resolution passed by the shareholders of the Corporation on September 17, 1992 authorized the directors to determine the number of directors of the Corporation from time to time. Pursuant to that resolution, the number of directors currently is set at twelve (12). The term of office of each director expires at the time of the Meeting unless successors are not elected, in which case the directors remain in office until their successors are elected by the shareholders of the Corporation.

        The number of directors to be elected at the Meeting is ten (10). Two current directors, Karlheinz Muhr and Gerhard Randa, have advised the Corporation that they are not standing for re-election due to personal reasons. Management proposes to nominate, and the persons named in the accompanying form(s) of proxy will vote for (in the absence of specifications or instructions to withhold the securities represented by the proxy from voting on the matter), the election of the ten (10) persons whose names are set forth below, all of whom are now and have been directors for the periods indicated. A shareholder may withhold his/her vote from any individual nominee by writing the particular nominee's name in the blank space provided on the applicable form of proxy. Management does not contemplate that any of the nominees will be unable to serve as a director. If, as a result of circumstances not now contemplated, any nominee shall be unavailable to serve as a director or management proposes any additional nominee(s), the proxy will be voted for the election of such other person or persons as management may select. Each director elected will hold office until the next annual meeting of shareholders of the Corporation, or until his/her respective successor is elected or appointed in accordance with applicable law and the Corporation's by-laws.

        The following table sets forth information with respect to each of the management nominees for director, including the number of the Class A Subordinate Voting Shares, Class B Shares and Deferred Share Units of the Corporation, and of the Class A Subordinate Voting Shares and Class B Shares of its public subsidiary,

Intier Automotive Inc. ("Intier"), beneficially owned, directly or indirectly, or over which control or direction is exercised by each such nominee, as at the Record Date:

Name of Nominee and Residence	Age	Director Since	Other Positions and Offices Presently Held With Corporation	Principal Occupation	Class A Subordinate Voting Shares/Per Cent of Class	Class B Shares/ Per Cent of Class	Deferred Share Units (7)	Intier Class A Subordinate Voting Shares/Per Cent of Class

William H. Fike (1) Florida, U.S.A.	68	Jun.5/95	None	Consultant and Corporate Director	5,955 (4)	nil	4,782 (4)	nil
Manfred Gingl Ontario, Canada	56	Jan.14/02	Executive Vice-Chairman	Executive Vice-Chairman of the Corporation	173,998 (4)(10)	nil	nil	121,915/1.6% (10)
Michael D. Harris (2) Ontario, Canada	60	Jan.7/03	None	Consultant and Senior Business Advisor, Goodmans LLP (Barristers and Solicitors)	nil	nil	5,535 (4)	nil
Edward C. Lumley (2)(3) Ontario, Canada	65	Dec.7/89	None	Vice-Chairman, BMO Nesbitt Burns (Investment and Corporate Banking)	3,787 (4)	nil	3,845 (4)	3,713 (4)
Klaus Mangold Baden-Württemberg, Germany	61	Feb.26/04	None	Corporate Director	nil	nil	nil	nil
Donald Resnick (1)(5) Ontario, Canada	77	Feb.25/82	None	Corporate Director	1,492 (4)	nil	nil	1,000 (4)
Royden R. Richardson (1)(2)(5) Ontario, Canada	51	Oct.3/90	None	President, RBQ Limited, Managing Director, FairLane Asset Management Limited and Vice-Chairman, Richardson Partners Financial Limited (Investments)	11,202 (4)	nil	nil	nil
Frank Stronach Lower Austria, Austria	72	Dec.10/68	Chairman of the Board and Interim Chief Executive Officer	Partner, Stronach & Co. (Consultant)	nil (8)	726,829/66.4% (6)(8)(9)	nil	82,635/1.1% (11)
Franz Vranitzky Vienna, Austria	67	Jun.11/97	None	Corporate Director	1,067 (4)	nil	nil	nil
Siegfried Wolf Lower Austria, Austria	47	Mar.8/99	Executive Vice-Chairman	Executive Vice-Chairman of the Corporation	242,559 (4)	nil	nil	290,205/3.8%
(1)
Member of the Audit Committee.

(2)
Member of the Corporate Governance and Compensation Committee.

(3)
Lead Director of the Board of Directors. Mr. Lumley served as a director of Air Canada when it filed for protection under the Companies' Creditors Arrangement Act (CCAA) in April 2003. Air Canada successfully emerged from the CCAA proceedings and was restructured pursuant to a plan of arrangement in September 2004, though Mr. Lumley is no longer a director of Air Canada.

(4)
These shares represent less than 1% of the class.

(5)
Member of the Health and Safety and Environmental Committee.

(6)
The Stronach Trust, an associate of Mr. F. Stronach and Ms. Stronach, holds an aggregate of 726,829 Class B Shares.

(7)
These are deferred share units credited to participating directors pursuant to the Amended and Restated Non-Employee Director Share-Based Compensation Plan. See "Compensation of Directors and Executive Officers — Compensation of Directors" below. The value of each unit will reflect the market price of the Corporation's Class A Subordinate Voting Shares, including accrued dividends, when paid out to a participating director following his/her departure from the Board.

(8)
The Magna Deferred Profit Sharing Plan (Canada) (the "Canadian Plan"), an associate of Mr. F. Stronach, held 2,369,019 Class A Subordinate Voting Shares and 111,444 Class B Shares as at the Record Date. The trustee of the Canadian Plan is The Canada Trust Company, which has the power to vote the shares in the Canadian Plan; provided however, that Mr. F. Stronach as Chairman of the Corporation retains the right to direct the trustee in regard to voting and disposing of the shares in such Plan. The Employees Deferred Profit Sharing Plan (U.S.) (the "U.S. Plan") is an associate of Mr. F. Stronach, who is one of three trustees of the U.S. Plan, which held 1,879,171 Class A Subordinate Voting Shares as at the Record Date. Mr. F. Stronach, and formerly Ms. Stronach who resigned as a trustee of the U.S. Plan effective January 20, 2004, were not and are not beneficiaries of either Plan.

865714 Ontario Inc. ("865714") was incorporated to provide a continuing separate vehicle for the acquisition of Magna shares and the sale thereof to members of Magna management. Pursuant to a unanimous shareholder agreement, Magna has the right to direct 865714 in regard to disposing of any Magna shares held by 865714. Mr. F. Stronach, and formerly Ms. Stronach, were not and are not shareholders of 865714, which is a wholly-owned subsidiary of the Corporation. 865714 held 91,740 Class B Shares as of the Record Date.

Taking into account the Magna shares held by the Canadian Plan, the U.S. Plan, 865714 and the Stronach Trust, an associate of Mr. F. Stronach and of Ms. Stronach, as of the Record Date these associates control approximately 71.9% of the votes carried by the Class A Subordinate Voting Shares and Class B Shares.

(9)
These Class B Shares are held by 445327 Ontario Limited, all of whose shares are directly owned by the Stronach Trust, an associate of Mr. F. Stronach and of Ms. Stronach. Mr. F. Stronach, Ms. Stronach and two other members of their family are the trustees of the Stronach Trust. Mr. F. Stronach and Ms. Stronach are also two of the members of the class of potential beneficiaries of the Stronach Trust. Mr. F. Stronach has been appointed as the authorized representative to exclusively represent 445327 Ontario Limited and vote the Class B Shares on its behalf.

(10)
167,081 of the Class A Subordinate Voting Shares of the Corporation and all of the Class A Subordinate Voting Shares of Intier are held by 1593057 Ontario Inc., which in turn is directly owned by the Gingl Family Trust of which Mr. Gingl is one of several potential beneficiaries.

(11)
This figure excludes the 42,751,938 Class A Subordinate Voting Shares of Intier issuable on conversion by the Corporation of its 42,751,938 directly and indirectly owned Class B Shares and the Class A Subordinate Voting Shares issuable on conversion of its Convertible Series Preferred Shares of Intier. The Corporation is controlled by the Stronach Trust, an associate of Mr. F. Stronach and formerly of Ms. Stronach.

        All of the management nominees for director were elected to their present terms of office by the shareholders of the Corporation at the Annual Meeting of Shareholders held on May 6, 2004.

        There are no contracts, arrangements or understandings between any management nominee and any other person (other than the directors and officers of the Corporation acting solely in such capacity) pursuant to which the nominee has been or is to be elected as a director.

        All directors and officers of the Corporation as a group (27 persons) owned beneficially or exercised control or direction over 4,811,606 Class A Subordinate Voting Shares, or approximately 4.6% of the class, and 930,013 Class B Shares, or approximately 85% of the class, as at the Record Date. See also "Voting Securities and their Principal Holders".

Board

        The Board oversees the business and affairs of the Corporation and acts through regularly scheduled Board meetings which are held on a quarterly basis, with additional meetings being scheduled when required. Separate planning and corporate strategy meetings are also held each year. There were thirteen (13) meetings of the Board during fiscal 2004. In addition, there is continued communication between senior management and Board members between meetings both on an informal basis and through Committee meetings. Directors attended, on average, 86% of Board meetings and 100% of standing committee meetings in 2004.

        Mr. Edward C. Lumley was appointed as the Lead Director effective March 20, 2003, following the resignation effective December 23, 2002 of Mr. W. G. Davis who had acted as Lead Director of the Board since 1996.

        See "Statement of Corporate Governance Practices" below and the "Statement of Corporate Governance Practices-TSX Guidelines" attached as Schedule A for a full description of the governance activities of the Board, the responsibilities of the Lead Director and the Board's affirmative determination regarding the outside and "unrelated" directors and their "independence".

Board Committees

        The Board has established three (3) standing committees: the Audit Committee, the Health and Safety and Environmental Committee and the Corporate Governance and Compensation Committee. From time to time the Board has established special committees composed entirely of directors, who are "unrelated" under The Toronto Stock Exchange (the "TSX") Guidelines for effective corporate governance referenced in Sections 472 to 474 of the TSX Company Manual (the "TSX Guidelines") and who are "independent" under the new Listing Standards of the New York Stock Exchange (the "new NYSE Listing Standards") and under Multilateral Instrument 52-110 — Audit Committee (including recently proposed amendments) implemented by the Canadian Securities Administrators ("MI 52-110 — Audit Committees"), to review and make recommendations on specific matters. A special committee was established in March 2004 to review and make recommendations to the Board regarding the alternatives with respect to the Corporation's use of the Magna Golf Club and the Fontana Sports Club. This special committee subsequently recommended, and the "independent" directors on the Board approved, that the Corporation extend the Access Agreements for each Club. See "Interests of Management and Other Insiders in Certain Transactions" below. A second special committee was established in August 2004 to review Management's proposal to privatize Intier, consider alternatives and make recommendations to the Board. This special committee presented its report to the Board and the Corporation, following Board approval, subsequently announced its proposal to privatize Decoma International Inc. ("Decoma") and Tesma International Inc. ("Tesma"), in addition to Intier, on October 25, 2004. Other committees may be established by the Board from time to time as circumstances require. The Corporation does not have an Executive Committee.

        The Audit Committee is composed of Messrs. D. Resnick (Chairman), W. H. Fike and R. R. Richardson and operates pursuant to a charter (mandate). See "Audit Committee and Audit Committee Report" below.

        The Health and Safety and Environmental Committee, composed of Messrs. D. Resnick (Chairman) and R. R. Richardson (both of whom are considered by the Board to be "unrelated" under the TSX Guidelines and have been affirmatively determined by the Board to be "independent" under both the new NYSE Listing Standards and MI 52-110 — Audit Committees), operates under the written guidelines set out in its authorizing resolution and works directly with the Corporation's environmental and human resources management teams on environmental and health and safety matters. The committee ensures that a management system is in place in each of these areas and that there are audit and other controls in place to ensure the effectiveness of such systems. The committee also reports to the Board as material matters arise, but not less than annually. In addition, the committee conducts an annual review of the Corporation's Health, Safety and Environmental Policy and, following the completion of such review, provides to the Board its recommendations for changes (if any) to the Policy. During 2004 the committee met twice to review developments in each area with environmental and human resources management and recommended the Board implement certain changes to the Policy. The Board subsequently implemented these changes.

        The Corporate Governance and Compensation Committee, composed of Messrs. E. C. Lumley (Chairman), M. D. Harris and R. R. Richardson (all of whom are considered by the Board to be "unrelated" under the TSX Guidelines and have been affirmatively determined by the Board to be "independent" under both the new NYSE Listing Standards and MI 52-110 — Audit Committees), operates under applicable law in addition to its written charter (mandate). Pursuant to the Corporate Governance and Compensation Committee Charter, which was approved by the Board on February 26, 2004, this Committee: develops the Corporation's system of and overall approach to, assesses the Board's approach to and makes recommendations to the Board regarding corporate governance; reviews and makes recommendations to the Board with respect to compensation and benefits for senior officers of the Corporation, including the Chief Executive Officer's compensation; reviews and makes recommendations to the Board regarding incentive compensation and equity-based plans; administers those functions delegated to it by the Board in respect of the Amended and Restated Incentive Stock Option Plan (the "Stock Option Plan"); administers the Pension Plan for Canadian Employees (the "Canadian Pension Plan"); reviews and makes recommendations to the Board with respect to succession planning; and from time to time reviews and makes recommendations to the Board regarding certain related party matters. There were fifteen (15) meetings of this committee during fiscal 2004. See "Compensation of Directors and Executive Officers — Composition of Corporate Governance and Compensation Committee" and "Report on Executive Compensation" below.

        See Items 2 and 3 of the "Statement of Corporate Governance Practices — TSX Guidelines" attached as Schedule A for a discussion relating to the Board's affirmative determination regarding the "unrelated" directors and their "independence". Additional information, including the full text of each committee's charter and the Corporation's Health, Safety and Environmental Policy, is available on the corporate governance section of the Corporation's website at www.magna.com.

AUDIT COMMITTEE AND AUDIT COMMITTEE REPORT

Audit Committee

        The Audit Committee, pursuant to the Corporation's by-laws and its written charter (mandate), provides assistance to the Board in fulfilling its oversight responsibilities to the Corporation's shareholders with respect to the integrity of the Corporation's financial statements and reports and financial reporting process. The Committee: is directly responsible for the appointment, compensation, retention and oversight of the work of the independent Auditor; annually reviews the independent Auditor's independence and makes recommendations to the shareholders as to the appointment or re-appointment of the independent Auditor; approves (and pre-approves where required) all audit, audit-related, tax related and permitted non-audit fees and services; satisfies itself that the Corporation has an adequate and effective system of internal financial and accounting controls; reviews the selection, use and application of accounting principles and practices; reviews and approves the objectives and general scope of the external audit; assesses the Corporation's material risk exposures; reviews all material off-balance sheet transactions; establishes procedures for and receives complaints from employees of the Corporation on a confidential basis; is responsible for the Corporation's Internal Audit Department; and reviews and reports to the Board its recommendations in respect of the quarterly and annual financial results of the Corporation and the related MD&A, any guidance and the Annual Information Form.

        The Committee also annually reviews and reassesses the adequacy of its written charter (mandate). The Committee revised its existing charter (mandate) in December 2003 to incorporate the audit related provisions of the new NYSE Listing Standards and all of the audit related rules of the United States Securities and Exchange Commission (the "SEC") arising under the Sarbanes-Oxley Act of 2002 ("SOX"), including Rule 10A-3 of the Securities Exchange Act ("Rule 10A-3"). The current charter (mandate) is attached to the Corporation's Annual Information Form for 2004 and is available on the corporate governance section of the Corporation's website at www.magna.com.

        The Committee met five (5) times during fiscal 2004 with management, representatives of the independent Auditor and representatives of the Corporation's Internal Audit Department, both together and separately in each case. The Committee also met a sixth time with management and representatives of the Corporation's Internal Audit Department.

        The Committee also considered whether it would be appropriate to rotate the independent Auditor position for the ensuing year and is recommending to the shareholders of the Corporation that Ernst & Young LLP be re-appointed as the independent Auditor for 2005.

        All members of the Committee are considered by the Board to be "unrelated" under the TSX Guidelines and have been affirmatively determined by the Board to be "independent" under the new NYSE Listing Standards, the SEC rules under SOX, including Rule 10A-3, and MI 52-110 — Audit Committees. The Board also considers each Committee member to be "financially literate" and the Chairman of the Committee to be a "financial expert" within the meaning of the NYSE Listing Standards, SEC rules under SOX and MI 52-110 — Audit Committees. See "Statement of Corporate Governance Practices" below.

Auditor Independence

        The Committee has discussed with the independent Auditor its independence from management and the Corporation and has considered whether the provision of non-audit services is compatible with maintaining the independent Auditor's independence. Fees paid to the independent Auditor for services provided in fiscal 2004 and fiscal 2003 were as follows:

	Fiscal 2004	Fiscal 2003
Audit services (1)	$6,061,500	$5,724,500
Audit-related services (2)	467,500	491,700
Tax services (3)	1,758,000	3,576,900
Other services (4)	nil	19,300

(1)
This category is intended to capture all fees in respect of services performed in order to comply with generally accepted auditing standards ("GAAS"). In some cases, these may include an appropriate allocation of fees for tax services or accounting consultations, to the extent such services were necessary to comply with GAAS.

(2)
This category generally consists of fees paid in respect of assurance and related services (e.g. due diligence), including such things as employee benefit plan audits, due diligence relating to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards. The most significant audit-related services actually provided by the independent Auditor in respect of fiscal 2004 and 2003 related to benefit plan audits.

(3)
This category includes all fees paid in respect of services performed by the independent Auditor's tax professionals, except those services required in order to comply with GAAS which are included under "Audit services". Tax services include tax compliance, tax planning and tax advice. The tax services actually provided by the independent Auditor in fiscal 2004 and fiscal 2003 consisted of Canadian, U.S., European and Mexican tax compliance, advisory and research services.

(4)
This category captures fees in respect of all services not falling under any of the foregoing categories.

        Effective for fiscal 2003, the Committee established a process for the review and pre-approval of all services and related fees to be paid to the independent Auditor.

Audit Committee Report

        In connection with the Consolidated Financial Statements and MD&A for the financial year ended December 31, 2004, the Committee has (1) reviewed and discussed the audited Consolidated Financial Statements and MD&A with senior management, (2) discussed with the independent Auditor the matters required to be discussed by the Canadian Institute of Chartered Accountants Standard 5751 (Communications with Those Having Responsibility for the Financial Reporting Process) ("CICA Standard 5751") and the U.S. Statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended, (3) received and reviewed with the independent Auditor the written disclosures and related letter from the independent Auditor required by CICA Standard 5751 and U.S. Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and discussed with the independent Auditor the independence of the independent Auditor as auditor of the Corporation and (4) reviewed with the independent Auditor its Audit Report on the Consolidated Financial Statements.

        Management is responsible for the Corporation's internal controls and the financial reporting process. Ernst & Young LLP is responsible for performing an independent audit on the Corporation's consolidated financial statements in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States) and issuing an Auditor report thereon. The Committee's responsibility is to monitor and oversee these processes in accordance with its charter (mandate).

        Based on these reviews and discussions and a review of the Audit Report, the Committee has recommended to the Board, and the Board has approved, the inclusion of the audited Consolidated Financial Statements in the Corporation's Annual Report, the MD&A, the Annual Information Form for 2004 and the other forms and reports required to be filed with the applicable Canadian securities commissions, the SEC and applicable stock exchanges in respect of the financial year ended December 31, 2004.

        The foregoing report is dated as of March 17, 2005 and is submitted by the Audit Committee of the Board:

Donald Resnick (Chairman)	William H. Fike	Royden R. Richardson

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

        The following table sets forth a summary of all compensation earned during the last three completed financial years by the individuals who were as at December 31, 2004, the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers (collectively the "Named Executive Officers") of the Corporation.

		Annual Compensation (1)			Long-Term Compensation
Name and Principal Position	Fiscal Year (2)	Salary	Bonus	Other Annual Compensation	Securities Under Options Granted (3)	Shares or Units Subject to Resale Restrictions(1)	All Other Compensation (1)

Frank Stronach Chairman of the Board and Interim Chief Executive Officer (4)	2004 2003 2002	$200,000 200,000 200,000	nil nil nil	$1,500,000 (5)(6) 1,500,000 (5)(6) 1,500,000 (5)(6)	nil nil nil	nil nil nil	$38,612,700 (7) 34,500,000 (7) 31,500,000 (7)

Belinda Stronach (8) Former President and Chief Executive Officer	2004 2003 2002	$6,080 110,500 110,500	$266,870 4,816,720 3,957,470	(6) (6) (6)	nil 175,000 (24) 175,000	nil nil nil	nil nil nil

Manfred Gingl (9) Executive Vice-Chairman	2004 2003 2002	$110,500 110,500 125,330	$4,679,820 4,214,630 3,310,680	Cdn.$1,450,000 (6)(10) Cdn.$5,195,000 (6)(11) (6)	nil nil nil	$983,880 (12) 4,581,990 (13) nil	nil nil nil

Siegfried Wolf (14) Executive Vice-Chairman	2004 2003 2002	$100,000 100,000 100,000	$4,679,820 4,214,630 4,186,790	$5,270,000 (6)(10) Cdn.$660,000/$3,225,000 (6)(11) (6)	nil nil 10,000 Intier options and 10,000 Decoma options (15)	$5,076,590 (16) 4,724,140 (17) nil	nil nil $708,650 (18)

Mark Hogan (19) President	2004	$45,084	$2,502,000	(6)	100,000 (20)	$9,000,000 (21)	nil

Vincent J. Galifi Executive Vice-President and Chief Financial Officer	2004 2003 2002	$110,500 110,500 110,500	$2,339,910 2,107,320 1,881,530	Cdn.$805,000 (6)(10) Cdn.$1,110,000 (6)(11) (6)	nil nil 140,000	$637,290 (22) 1,002,800 (23) nil	nil nil nil

(1)
All amounts for fiscal 2002, fiscal 2003 and fiscal 2004 were paid or are payable in U.S. dollars. All amounts shown are in U.S. dollars except as otherwise indicated. All fiscal 2004 salaries and bonuses represent amounts paid in fiscal 2004 and 2005 for services rendered in 2004, all fiscal 2003 salaries and bonuses represent amounts paid in fiscal 2003 and 2004 for services rendered in 2003 and all fiscal 2002 salaries and bonuses represent amounts paid in fiscal 2002 and 2003 for services rendered in 2002.

(2)
2004 or fiscal 2004 refers to the financial or fiscal year running from January 1, 2004 to December 31, 2004. 2003 or fiscal 2003 refers to the financial or fiscal year running from January 1, 2003 to December 31, 2003. 2002 or fiscal 2002 refers to the financial or fiscal year running from January 1, 2002 to December 31, 2002.

(3)
These are options issued by the Corporation unless otherwise indicated.

(4)
Mr. Stronach became Interim Chief Executive Officer and Interim President, in addition to his position as Chairman of the Board, immediately following the resignation of Ms. Stronach effective January 20, 2004. Mr. Stronach resigned as Interim President effective August 20, 2004.

(5)
This amount is not compensation but represents the fee paid to Mr. F. Stronach personally by an Austrian subsidiary of the Corporation for business development and other services provided by Mr. Stronach in Austria. See "Report on Executive Compensation" and "Interests of Management and Other Insiders in Certain Transactions" below.

(6)
Perquisites and other personal benefits did not exceed the lesser of Cdn.$50,000 and 10% of the total annual salary and bonus for the Named Executive Officers.

(7)
This amount is not compensation but represents the fees paid to Stronach & Co. ("SCo"), an associate of Mr. F. Stronach, by European subsidiaries of the Corporation for business development and other services provided by SCo to certain non-Austrian European subsidiaries of the Corporation and the fee paid to Stronach Consulting Corp, an associate of Mr. F. Stronach, by the Corporation for business development and other services provided by Stronach Consulting Corp. to the Corporation and certain non-European subsidiaries of the Corporation with respect to fiscal 2004. See "Report on Executive Compensation" and "Interests of Management and Other Insiders in Certain Transactions" below.

(8)
Ms. Stronach became President of the Corporation, in addition to her position as Chief Executive Officer, on January 14, 2002. She resigned as a director and as President and Chief Executive Officer of the Corporation effective January 20, 2004. For fiscal 2004 her compensation represents the amount paid to her by the Corporation in respect of the period from January 1 to January 20, 2004.

(9)
Mr. Gingl became a Vice-Chairman and a director on January 14, 2002, became an employee of the Corporation effective February 14, 2002 and was appointed as an Executive Vice-Chairman on May 9, 2002. He continues to act as Chief Executive Officer and as a director of Tesma. For fiscal 2002 his compensation reflects the aggregate of the amounts paid by Tesma and the Corporation. Under a life insurance policy maintained by Tesma for Mr. Gingl, the Corporation is entitled to receive the accumulated cash value with respect to such policy and the specified death benefit payable under the policy on his death is to be paid to the beneficiaries designated by him.

(10)
This amount was paid as a special bonus in fiscal 2004 in addition to the annual profit sharing bonus.

(11)
This amount was paid as a special bonus in fiscal 2003 in addition to the annual profit-sharing bonus.

(12)
Mr. Gingl acquired 27,568 Class A Subordinate Voting Shares of the Corporation as restricted shares. The value shown represents the difference between the closing market price on the TSX on the date acquired less the consideration paid by Mr. Gingl for the restricted shares converted to U.S. dollars. The purchase price paid by Mr. Gingl was at a discount from the closing market price on the TSX at the time of purchase, as established by an independent valuator, which represented the fair market value of the shares considering the nature and duration of the restrictions. These restricted shares are subject to certain terms, conditions and restrictions described in the related employment contract and share purchase agreement. Pursuant to these provisions, these restricted shares are fully vested subject to the continued satisfaction of the restrictions, but unreleased restricted shares are subject to forfeiture upon dismissal for cause and reduced vesting on voluntary resignation. Mr. Gingl receives dividends on the restricted shares. The aggregate value of these restricted shares was $2,275,740 based on the $82.55 closing price on December 31, 2004 for Class A Subordinate Voting Shares of the Corporation on the NYSE. See the description of the long-term retention arrangements described under "Restricted Shares and Restricted Share Units" below.

(13)
The restricted shares acquired by Mr. Gingl include 267,510 Decoma Class A Subordinate Voting Shares, 121,915 Intier Class A Subordinate Voting Shares, 51,474 Tesma Class A Subordinate Voting Shares and 41,864 Class A Subordinate Voting Shares of the Corporation. The value shown represents the difference between the closing market price on the TSX on the date acquired less the consideration paid by Mr. Gingl for the restricted shares converted to U.S. dollars. The purchase price paid by Mr. Gingl was at a discount from the closing market price on the TSX at the time of purchase, as established by an independent valuator, which represented the fair market value of the shares considering the nature and duration of the restrictions. These restricted shares are subject to certain terms, conditions and restrictions described in the related employment contract and share purchase agreement. Pursuant to these provisions, these restricted shares are fully vested subject to the continued satisfaction of the restrictions, but unreleased restricted shares are subject to forfeiture upon dismissal for cause and reduced vesting on voluntary resignation. Mr. Gingl receives dividends on the restricted shares. The aggregate value of these restricted shares was $12,324,790 based on closing prices on December 31, 2004 for Class A Subordinate Voting Shares of the Corporation on the NYSE ($82.55) and the Class A Subordinate Voting Shares of Decoma ($11.76), Intier ($31.65) and Tesma ($36.22) on NASDAQ. As a result of the completion of the privatization of Decoma effective March 6, 2005 and Tesma effective February 6, 2005, the 267,510 Decoma Class A Subordinate Voting Shares Shares have been converted to 38,869 Class A Subordinate Voting Shares of the Corporation and the 51,474 Tesma Class A Subordinate Voting Shares have been converted to 22,648 Class A Subordinate Voting Shares of the Corporation. The Intier Class A Subordinate Voting Shares will be converted to Class A Subordinate Voting Shares of the Corporation at the prescribed exchange rate if the privatization of Intier proceeds following the Intier shareholders meeting being held on March 30, 2005. See the description of the long-term retention arrangements described under "Restricted Shares and Restricted Share Units" below.

(14)
Mr. Wolf is employed by European subsidiaries of the Corporation. Mr. Wolf became President and Chief Executive Officer of the Corporation's new Magna Steyr group on February 21, 2001. Following his resignation as President and Chief Executive Officer of the Magna Steyr group, he was reappointed as a Vice-Chairman of the Corporation on January 14, 2002 and as an Executive Vice-Chairman on May 9, 2002. Mr. Wolf also is a member of the Board of Directors of Intier Automotive Inc.

(15)
In fiscal 2002 Mr. Wolf received options to purchase 10,000 Intier Class A Subordinate Voting Shares pursuant to the Intier Incentive Stock Option Plan on becoming a director of Intier and options to purchase 10,000 Decoma Class A Subordinate Voting Shares pursuant to the Decoma Incentive Stock Option Plan on becoming a director of Decoma. See "Stock Option Plans, Grants and Exercises" below. The options to purchase 10,000 Decoma Class A Subordinate Voting Shares have been converted to options to purchase 1,453 Class A Subordinate Voting Shares of the Corporation as a result of the privatization of Decoma effective March 6, 2005. The Intier options will be converted to Magna options at the prescribed exchange rate if the privatization of Intier proceeds following the Intier shareholders meeting being held on March 30, 2005.

(16)
The restricted shares acquired by Mr. Wolf include 359,378 Decoma Class A Subordinate Voting Shares, 158,290 Intier Class A Subordinate Voting Shares, 59,084 Tesma Class A Subordinate Voting Shares and 18,377 Class A Subordinate Voting Shares of the Corporation. The value shown represents the difference between the closing market price on the TSX on the date acquired less the consideration paid by Mr. Wolf for the restricted shares converted to U.S. dollars. The purchase price paid by Mr. Wolf was at a discount from the closing market price on the TSX at the time of purchase, as established by an independent valuator, which represented the fair market value of the shares considering the nature and duration of the restrictions. These restricted shares are subject to certain terms, conditions and restrictions described in the related share purchase agreement. Pursuant to these provisions, these restricted shares are fully vested subject to the continued satisfaction of the restrictions, but unreleased restricted shares are subject to forfeiture upon dismissal for cause and reduced vesting on voluntary resignation. Mr. Wolf receives dividends on the restricted shares. The aggregate value of these restricted shares was $12,893,210 based on the closing prices on December 31, 2004 for Class A Subordinate Voting Shares of the Corporation on the NYSE ($82.55) and the Class A Subordinate Voting Shares of Decoma ($11.76), Intier ($31.65) and Tesma ($36.22) on NASDAQ. As a result of the completion of the privatization of Decoma effective March 6, 2005 and Tesma effective February 6, 2005, the 359,378 Decoma Class A Subordinate Voting Shares have been converted to 52,216 Class A Subordinate Voting Shares of the Corporation and the 59,084 Tesma Class A Subordinate Voting Shares have been converted to 25,997 Class A Subordinate Voting Shares of the Corporation. The Intier Class A Subordinate Voting Shares will be converted to Class A Subordinate Voting Shares of the Corporation at the prescribed exchange rate if the privatization of Intier proceeds following the Intier shareholders meeting being held on March 30, 2005. See the description of the long-term retention arrangements described under "Restricted Shares and Restricted Share Units" below.

(17)
The restricted shares acquired by Mr. Wolf include 267,510 Decoma Class A Subordinate Voting Shares, 121,915 Intier Class A Subordinate Voting Shares, 102,948 Tesma Class A Subordinate Voting Shares and 27,910 Class A Subordinate Voting Shares of the Corporation. The value shown represents the difference between the closing market price on the TSX on the date acquired less the consideration paid by Mr. Wolf for the restricted shares converted to U.S. dollars. The purchase price paid by Mr. Wolf was at a discount from the closing market price on the TSX at the time of purchase, as established by an independent valuator, which represented the fair market value of the shares considering the nature and duration of the restrictions. These restricted shares are subject to certain terms, conditions and restrictions described in the related share purchase agreement. Pursuant to these provisions, these restricted shares are fully vested subject to the continued satisfaction of the restrictions, but unreleased restricted shares are subject to forfeiture upon dismissal for cause and reduced vesting on voluntary resignation. Mr. Wolf receives dividends on the restricted shares. The aggregate value of these restricted shares was $13,037,270 based on the closing prices on December 31, 2004 for Class A Subordinate Voting Shares of the Corporation on the NYSE ($82.55) and the Class A Subordinate Voting Shares of Decoma ($11.76), Intier ($31.65) and Tesma ($36.22) on NASDAQ. As a result of the completion of the privatization of Decoma effective March 6, 2005 and Tesma effective February 6, 2005, the 267,510 Decoma Class A Subordinate Voting Shares have been converted to 38,869 Class A Subordinate Voting Shares of the Corporation and the 102,948 Tesma Class A Subordinate Voting Shares have been converted to 45,297 Class A Subordinate Voting Shares of the Corporation. The Intier Class A Subordinate Voting Shares will be converted to Class A Subordinate Voting Shares of the Corporation at the prescribed exchange rate if the privatization of Intier proceeds following the Intier shareholders meeting being held on March 30, 2005. See the description of the long-term retention arrangements described under "Restricted Shares and Restricted Share Units" below.

(18)
This represents a payment of $708,650 made in fiscal 2002 representing the difference between the applicable amounts credited to Mr. Wolf's phantom stock account in respect of fiscal 1999 to 2001 (total of $1,425,490) and the payout in the amount of $2,134,140 made in 2002.

These amounts were credited pursuant to an agreement supplemental to Mr. Wolf's employment contracts which created a phantom stock account to which phantom Class A Subordinate Voting Share units were annually credited subsequent to the completion of each financial year of the Corporation for a term which commenced on January 1, 1999 and was originally to end on December 31, 2008. Each annual credit was calculated based on a specified percentage of the Pre-tax Profits before Profit Sharing of the Corporation for each such year divided by the 20 day weighted average closing price of Class A Subordinate Voting Shares on the NYSE during the last 20 trading days in December of such year. Class A Subordinate Voting Share credits to the account were also made annually based on the dividends paid by the Corporation during the applicable financial year calculated using the same price formula. This agreement was terminated in March 2002 with effect from December 31, 2001 and a payment of $2,134,140 was made to Mr. Wolf equal to the product of $68.55 (the weighted average closing price of Class A Subordinate Voting Shares of the Corporation on the NYSE for the 20 trading days preceding the effective date of termination) and the number of phantom units in his account.

(19)
Mr. Hogan became President of the Corporation effective August 20, 2004. For fiscal 2004 his compensation represents the amounts paid to him for approximately five (5) months from August 5, 2004 to December 31, 2004.

(20)
Upon commencement of his employment Mr. Hogan was granted "sign-on" options to purchase 100,000 Class A Subordinate Voting Shares of the Corporation. See "Stock Option Plans, Grants and Exercises — Option Grants During the 2004 Financial Year" below.

(21)
Upon the commencement of his employment Mr. Hogan also received restricted share units equivalent to 112,072 Class A Subordinate Voting Shares of the Corporation based on the 10 day weighted average closing price on the NYSE ending August 4, 2005 of $80.31. The aggregate value of the restricted share units was $9,251,550 based on the closing price on December 31, 2004 for Class A Subordinate Voting Shares of the Corporation on the NYSE ($82.55). Dividend equivalents on the restricted share units are paid to Mr. Hogan. The restricted share units are fully vested subject to continued satisfaction of the restrictions, but unreleased restricted share units are subject to forfeiture upon dismissal for cause and reduced vesting on voluntary resignation. See the description of the restricted share units terms and conditions under "Restricted Shares and Restricted Share Units" below.

(22)
The restricted shares acquired by Mr. Galifi include 31,840 Decoma Class A Subordinate Voting Shares, 16,527 Intier Class A Subordinate Voting Shares, 11,818 Tesma Class A Subordinate Voting Shares and 3,675 Class A Subordinate Voting Shares of the Corporation. The value shown represents the difference between the closing market price on the TSX on the date acquired less the consideration paid by Mr. Galifi for the restricted shares converted to U.S. dollars. The purchase price paid by Mr. Galifi was at a discount from the closing market price on the TSX at the time of purchase, as established by an independent valuator, which represented the fair market value of the shares considering the nature and duration of the restrictions. These restricted shares are subject to certain terms, conditions and restrictions described in the related employment contract and share purchase agreement. Pursuant to these provisions, these restricted shares are fully vested subject to the continued satisfaction of the restrictions, but unreleased restricted shares are subject to forfeiture upon dismissal for cause and reduced vesting on voluntary resignation. Mr. Galifi receives dividends on the restricted shares. The aggregate value of the restricted shares was $1,628,940 based on the closing prices on December 31, 2004 for Class A Subordinate Voting Shares of the Corporation on the NYSE ($82.55) and the Class A Subordinate Voting Shares of Decoma ($11.76), Intier ($31.65) and Tesma ($36.22) on NASDAQ. As a result of the completion of the privatization of Decoma effective March 6, 2005 and Tesma effective February 6, 2005, the 31,840 Decoma Class A Subordinate Voting Shares have been converted to 4,626 Class A Subordinate Voting Shares of the Corporation and 11,818 Tesma Class A Subordinate Voting Shares have been converted to 5,200 Class A Subordinate Voting Shares of the Corporation. The Intier Class A Subordinate Voting Shares will be converted to Class A Subordinate Voting Shares of the Corporation at the prescribed exchange rate if the privatization of Intier proceeds following the Intier shareholders meeting being held on March 30, 2005. See the description of the long-term retention arrangements described under "Restricted Shares and Restricted Share Units" below.

(23)
The restricted shares acquired by Mr. Galifi include 53,502 Decoma Class A Subordinate Voting Shares, 24,383 Intier Class A Subordinate Voting Shares, 20,590 Tesma Class A Subordinate Voting Shares and 5,582 Class A Subordinate Voting Shares of the Corporation. The value shown represents the difference between the closing market price on the TSX on the date acquired less the consideration paid by Mr. Galifi for the restricted shares converted to U.S. dollars. The purchase price paid by Mr. Galifi was at a discount from the closing market price on the TSX at the time of purchase, as established by an independent valuator, which represented the fair market value of the shares considering the nature and duration of the restrictions. These restricted shares are subject to certain terms, conditions and restrictions described in the related employment contract and share purchase agreement. Pursuant to these provisions, these restricted shares are fully vested subject to the continued satisfaction of the restrictions, but unreleased restricted shares are subject to forfeiture upon dismissal for cause and reduced vesting on voluntary resignation. Mr. Galifi receives dividends on the restricted shares. The aggregate value of the restricted shares was $2,607,470 based on the closing prices on December 31, 2004 for Class A Subordinate Voting Shares of the Corporation on the NYSE ($82.55) and the Class A Subordinate Voting Shares of Decoma ($11.76), Intier ($31.65) and Tesma ($36.22) on NASDAQ. As a result of the completion of the privatization of Decoma effective March 6, 2005 and Tesma effective February 6, 2005, the 53,502 Decoma Class A Subordinate Voting Shares have been converted to 7,773 Class A Subordinate Voting Shares of the Corporation and the 20,590 Tesma Class A Subordinate Voting Shares have been converted to 9,059 Class A Subordinate Voting Shares of the Corporation. The Intier Class A Subordinate Voting Shares will be converted to Class A Subordinate Voting Shares of the Corporation at the prescribed exchange rate if the privatization of Intier proceeds following the Intier shareholders meeting being held on March 30, 2005. See the description of the long-term retention arrangements described under "Restricted Shares and Restricted Share Units" below.

(24)
These options were granted to Ms. Stronach on January 8, 2003 in respect of fiscal 2002. An additional 100,000 options were granted to Ms. Stronach on December 24, 2003 in respect of fiscal 2003. All of Ms. Stronach's options continued following her resignation effective January 20, 2004 subject to the existing vesting requirements. See "Employment Contracts" below.

Stock Option Plans, Grants and Exercises

        The Stock Option Plan was originally adopted by the shareholders of the Corporation on December 10, 1987. At the Annual and Special Meeting of Shareholders of the Corporation held on May 18, 2000, the Stock Option Plan was further amended and restated which enabled the Board to provide incentive stock options and stock appreciation rights in respect of Class A Subordinate Voting Shares to consultants as well as to eligible officers and employees of the Corporation and its subsidiaries. These amendments also provided for the grant of options for 5,000 Class A Subordinate Voting Shares of the Corporation to outside directors upon their election as a director of the Corporation as well as upon the completion of every five (5) year period of continuous service. See "Compensation of Directors" below.

        The following table discloses equity compensation plan information effective as of December 31, 2004:

EQUITY COMPENSATION PLAN INFORMATION
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by securityholders (1)	2,614,376	(2)	Cdn. $85.74	1,042,500	(3)

Equity compensation plans not approved by securityholders	nil		nil	nil

Total	2,614,376		Cdn. $85.74	1,042,500

(1)
Reflects the Amended and Restated Stock Option Plan described above. As of December 31, 2004 there were a total of 3,656,876 of the Corporation's Class A Subordinate Voting Shares, representing 3.8% of the Corporation's issued and outstanding Class A Subordinate Voting Shares, to be issued upon the exercise of outstanding options or available for future issuance, in each case, under the Stock Option Plan.

(2)
As of December 31, 2004, these shares represent 2.7% of the Corporation's issued and outstanding Class A Subordinate Voting Shares.

(3)
As of December 31, 2004, these shares represent 1.1% of the Corporation's issued and outstanding Class A Subordinate Voting Shares.

        The maximum number of shares for which options and stock appreciation rights may be granted under the Stock Option Plan is 6,000,000 Class A Subordinate Voting Shares, subject to certain adjustments. While this number represents 6.3% of the Corporation's issued and outstanding Class A Subordinate Voting Shares as of December 31, 2004, the shares remaining available for future grants amount to 1.1% of the Corporation's issued and outstanding Class A Subordinate Voting Shares as of December 31, 2004. As at December 31, 2004 options to purchase an aggregate of 2,343,124 Class A Subordinate Voting Shares have been previously exercised. No stock appreciation rights have been granted under the Stock Option Plan.

        Under the terms of the Stock Option Plan, the maximum number of Class A Subordinate Voting Shares reserved for issuance under options to any one person (whether granted under the Stock Option Plan or otherwise) cannot exceed 5% of the Corporation's issued and outstanding Class A Subordinate Voting Shares and Class B Shares, subject to certain conditions. The maximum number of Class A Subordinate Voting Shares reserved for issuance pursuant to stock options granted to insiders or others under the Stock Option Plan and any other share compensation arrangement may not exceed 10% of the Corporation's then outstanding Class A Subordinate Voting Shares. In addition, the maximum number of Class A Subordinate Voting Shares issuable to insiders under the Stock Option Plan and any other share compensation arrangement, within a one-year period, may not exceed 10% of the Corporation's then outstanding Class A Subordinate Voting Shares, and the maximum number of Class A Subordinate Voting Shares issuable to any one insider and such insider's associates under the Stock Option Plan and any other share compensation arrangement, within a one-year period, may not exceed 5% of the Corporation's then outstanding Class A Subordinate Voting Shares.

        Each option vests and is exercisable in such manner as may be determined at the time of the grant, and options granted will be for terms not exceeding 10 years. Vesting periods range from 4 to 7 years, with the expiration dates ranging from May 13, 2006 to December 31, 2013. The option price is to be established at the time of the grant, but cannot be less than the closing price of the Class A Subordinate Voting Shares on the TSX or the NYSE (with respect to option grantees residing in the United States where the grants are in U.S. dollars) on the trading day immediately prior to the date of the grant. Option prices range from Cdn. $50.77 to Cdn. $105.19. Options cannot be transferred or assigned by a participant under the Stock Option Plan, other than by will or pursuant to the laws of succession. Under the Stock Option Plan, the Corporation does not provide any financial assistance to participants in order to facilitate the purchase of Class A Subordinate Voting Shares thereunder.

        Under the terms of the stock option arrangements, in the event of a participant's death or termination of the participant's employment by reason of retirement or disability, the participant's options, whether or not previously vested, may be exercised at any time up to and including the earlier of: (i) the first anniversary of the date of the participant's death; (ii) the third anniversary of the date of the participant's retirement or disability; or (iii) the expiration of the option term. In the event a participant is terminated without reasonable or just cause, the participant may exercise outstanding vested options at any time up to and including the earlier of: (i) the date three months following the termination; or (ii) the expiration of the option term. Options are forfeited if a participant resigns or is terminated for reasonable or just cause.

        Subject to regulatory approval and, where required, approval of the shareholders of the Corporation, the Board may, at any time and for any reason, amend, revise, suspend or discontinue the Stock Option Plan, in whole or in part. Without the participant's consent, no amendment, revision, suspension, discontinuance or termination will alter or impair a participant's rights under previously granted and unexercised options. No amendments to the Stock Option Plan were made during 2004.

        As a result of the spin-out of MID on September 2, 2003, the exercise prices for all outstanding options were reduced by $8.65 (Cdn.$11.98) in the case of options exercised in U.S. and Canadian dollars respectively in accordance with the anti-dilution mechanism prescribed by the TSX. No outstanding options were repriced during fiscal 2004.

        As a result of the privatization of Tesma effective February 6, 2005, 1,161,450 Tesma Exchange Elected Options were exchanged for 511,038 Magna Replacement Options at the specified exchange rate and 300,000 Tesma Continuing Options were adjusted in accordance with their terms to become exercisable for 132,000 Class A Subordinate Voting Shares of the Corporation based on the specified exchange rate, in each case pursuant to a Plan of Arrangement between the Corporation and Tesma. As a result of the privatization of Decoma effective March 6, 2005, 2,074,000 Decoma Exchange Elected Options were exchanged for 301,340 Magna Replacement Options at the specified exchange rate and 750,000 Decoma Continuing Options were adjusted to become exercisable for 108,975 Class A Subordinate Voting Shares of the Corporation based on the specified exchange rate, in each case pursuant to a Plan of Arrangement between the Corporation and Decoma. As of the Record Date, the weighted-average exercise price of outstanding Magna Replacement Options is Cdn.$72.26 and the weighted-average exercise price of the Tesma Continuing Options and Decoma Continuing Options (in aggregate) is Cdn.$75.11. Under the applicable TSX stock option policies, the Magna Replacement Options, the Tesma Continuing Options and the Decoma Continuing Options do not reduce the number of shares remaining available for grant under the Stock Option Plan.

        No stock appreciation rights or options to purchase securities of the Corporation or its subsidiaries were granted to any of the Named Executive Officers during fiscal 2004, except as disclosed in the following table:

Option Grants During the 2004 Financial Year (1)
Name	Securities Under Options Granted	% of Total Options Granted to Employees in 2004 Financial Year	Exercise or Base Price ($/Share)	Market Value of Securities Underlying Options on Date of Grant ($/Share)	Expiration Date

Mark Hogan	100,000	86.96%	U.S.$77.59	U.S.$76.93	December 31, 2011

(1)
Class A Subordinate Voting Shares are the only securities of the Corporation for which options have been granted under the Corporation's Stock Option Plan.

(2)
These options were granted on August 20, 2004 at an exercise price equal to the previous day's closing price ($77.59) on the NYSE, are exercisable as to 20% on the date of grant and 20% on each of August 1, 2005, 2006, 2007 and 2008 and expire on December 31, 2011.

        The following table provides certain information with respect to options for securities of the Corporation and its subsidiaries exercised by the Named Executive Officers during fiscal 2004 as well as the fiscal 2004 year end option values of all options for securities of the Corporation and its subsidiaries granted to such persons up to December 31, 2004:

Aggregate Option Exercises During the Financial Year Ended December 31, 2004 and 2004 Financial Year End Option Values (1)
			Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004 (2)(3)
Name	Securities Acquired on Exercise	Aggregate Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Frank Stronach (4)	nil	nil	100,000 625,000 Intier 250,000 Tesma 750,000 Decoma	nil 125,000 Intier 50,000 Tesma nil	Cdn.$3,555,000 $11,206,250 Cdn.$4,262,500 Cdn.$397,500	nil $2,241,250 Cdn.$852,500 nil

Belinda Stronach	nil	nil	257,250	125,000	Cdn.$2,661,450	Cdn.$559,900

Manfred Gingl	nil	nil	200,000 Tesma (5)	nil	Cdn.$3,500,000	nil

Siegfried Wolf (6)	nil	nil	201,000 40,000 Intier 8,000 Intier	nil 10,000 Intier 2,000 Intier	Cdn.$7,571,150 $717,200 $105,680	nil $179,300 $26,420

Mark Hogan	nil	nil	20,000	80,000	U.S.$99,200	U.S.$396,800

Vincent J. Galifi	24,000	$1,054,320	240,900	28,000	Cdn.$5,018,830	Cdn.$30,800

(1)
Class A Subordinate Voting Shares are the only securities for which options have been granted under the Corporation's Stock Option Plan. In the case of Tesma, Decoma and Intier these options are for their respective Class A Subordinate Voting Shares. All Tesma and Decoma Exchange Elected Options were converted to Magna Replacement Options following the completion of their privatizations effective February 6 and March 6, 2005, respectively, at the specified exchange rate. All Intier Exchange Elected Options will be converted to Magna Replacement Options at the prescribed exchange rate if the privatization of Intier proceeds.

(2)
The closing price on December 31, 2004 for Class A Subordinate Voting Shares of the Corporation on the TSX was Cdn.$98.57 and on the NYSE was $82.55.

(3)
The closing prices on December 31, 2004 for the Tesma Class A Subordinate Voting Shares on the TSX and NASDAQ were Cdn. $43.50 and $36.22, respectively. The closing prices on December 31, 2004 for the Decoma Class A Subordinate Voting Shares on the TSX and NASDAQ were Cdn. $14.08 and $11.76, respectively. The closing prices on December 31, 2004 for the Intier Class A Subordinate Voting Shares on the TSX and NASDAQ were Cdn. $36.59 and $31.65, respectively.

(4)
The 750,000 Intier options, the 300,000 Tesma options and the 750,000 Decoma options were granted in return for consulting services to be rendered by SCo to Intier, Tesma and Decoma under consulting agreements with each of them. As a result of the privatization of Tesma effective February 6, 2005, the 300,000 Tesma Continuing Options were adjusted in accordance with their terms to become exercisable for options for 132,000 Class A Subordinate Voting Shares of the Corporation with an exercise price of Cdn.$60.11. As a result of the privatization of Decoma effective March 6, 2005, the 750,000 Decoma Continuing Options were adjusted to become exercisable for options for 108,975 Class A Subordinate Voting Shares of the Corporation with an exercise price of Cdn.$93.26. The 750,000 Intier options will be adjusted to options for Class A Subordinate Voting Shares of the Corporation at the prescribed exchange rate if the privatization of Intier proceeds.

(5)
As a result of the privatization of Tesma effective February 6, 2005, the 200,000 Tesma Exchange Elected Options were converted to 88,000 Magna Replacement Options based on the prescribed exchange ratio with an exercise price of Cdn. $59.10.

(6)
Does not include options to purchase 10,000 Decoma Class A Subordinate Voting Shares granted by Decoma in 2002 to Mr. Wolf as a director under the Decoma Incentive Stock Option Plan at an exercise price of Cdn.$16.85, of which 8,000 are exercisable and 2,000 are unexercisable, and none of which are in-the-money. As a result of the privatization of Decoma effective March 6, 2005 the 10,000 Decoma Exchange Elected Options converted to 1.453 Magna Replacement Options based on the prescribed exchange ratio with an exercise price of Cdn.$115.97.

Pension Plans

        None of the executive officers, including the Named Executive Officers, participate in any Corporation provided pension plans, including: the Canadian Pension Plan and the U.S. Pension Plan, both of which are defined benefit pension plans which were implemented effective January 1, 2001 and are now closed to new participants effective December 31, 2004; the Canadian, U.S., U.K., German and Austrian Employee Equity Participation and Profit Sharing Plans; or Canadian Group Registered Retirement Savings Plan or U.S. 401(k) plans.

Employment Contracts

        The outside "unrelated" and "independent" members of the Board, on the recommendation of the Corporate Governance and Compensation Committee, during fiscal 2002 approved new employment arrangements with Ms. Stronach effective February 14, 2002 in her role as Chief Executive Officer and President, which were reflected in an employment contract with the Corporation. For fiscal 2004 her employment contract provided for a base salary of U.S. $110,500, an annual cash bonus based on a specified percentage of the Corporation's Pre-tax Profits before Profit Sharing as defined in the Corporate Constitution, the maintenance of the ownership of a minimum number of Magna Class A Subordinate Voting Shares, standard fringe benefits, confidentiality obligations and a twelve (12) month non-solicitation and non-competition obligation. The Corporation was entitled to terminate Ms. Stronach's employment by providing twelve (12) months prior written notice of termination or paying a retiring allowance equal to the base salary and cash bonus (based on the specified percentage of the Corporation's Pre-tax Profits before Profit Sharing) for the full fiscal year ending immediately prior to the date of termination. Any retiring allowance would have been payable either in a lump sum or in twelve (12) equal monthly instalments at the option of the Corporation. Ms. Stronach resigned effective January 20, 2004. No payments were made to Ms. Stronach as a result of her resignation other than her base salary and annual bonus pro-rated for the period from January 1, 2004 to January 20, 2004; however the outside "unrelated" and "independent" members of the Board approved the continuation of her outstanding options for 382,250 Class A Subordinate Voting Shares of the Corporation subject to the existing vesting requirements.

        Mr. Stronach, the Interim Chief Executive Officer, is not employed by the Corporation but provides services to the Corporation and its subsidiaries, personally and through affiliates, pursuant to various consulting, services and business development agreements. Mr. Stronach is paid $200,000 per annum for his role as Chairman of the Board. See "Interests of Management and Other Insiders in Certain Transactions" below and "Summary Compensation Table" above.

        Mr. Gingl became employed by the Corporation effective May 1, 2002, following his appointment as a Vice-Chairman effective January 14, 2002. He assumed the position of Executive Vice-Chairman on May 9, 2002 and is currently employed under an employment contract entered into effective February 14, 2002 which reflects the employment arrangements approved by the Board.

        European subsidiaries of the Corporation entered into employment contracts with Mr. Wolf in March, 1999 but effective January 1, 1999 in his role as President, Magna Europe. This employment contract was not replaced when Mr. Wolf became President and Chief Executive Officer of Magna Steyr effective February 21, 2001, nor when he was re-assigned to the position of Vice-Chairman of the Corporation on January 14, 2002 and appointed as Executive Vice-Chairman on May 9, 2002. While Mr. Wolf does not have a current employment contract, the principal terms and conditions of his employment arrangements have been approved by the Corporate Governance and Compensation Committee and the Board.

        Mr. Hogan is currently employed under an employment contract entered into effective August 5, 2004. In addition to the general terms of employment described below, on the commencement of employment on August 4, 2004, Mr. Hogan received 100,000 "sign-on" options for Class A Subordinate Voting Shares of the Corporation at an exercise price of $77.59 and was provided with restricted share units equivalent to 112,072 Class A Subordinate Voting Shares having an approximate value of $9 million. See "Restricted Shares and Restricted Share Units" below and "Summary Compensation Table" above.

        Mr. Galifi is currently employed under an employment contract entered into effective January 1, 2002.

        The employment contracts for Messrs. Galifi, Gingl and Hogan provide for a base salary of $110,500 and the employment arrangements for Mr. Wolf provide for a base salary of $100,000, together with, in each case, annual cash bonuses based on a specified percentage of the Pre-tax Profits before Profit Sharing of the Corporation as defined in the Corporate Constitution, the maintenance of the ownership of a minimum number of Class A Subordinate Voting Shares, confidentiality obligations and non-solicitation and non-competition restrictions. Each employment contract provides that employment may be terminated by the Corporation either by giving twelve (12) months advance written notice of termination or by paying a retiring allowance equal to the base salary and cash bonus (based on the allocated percentage of Pre-tax Profits before Profit Sharing) for the full fiscal year ending immediately prior to the date of termination. Any retiring allowance would be payable either in a lump sum or in twelve (12) equal monthly installments at the option of the Corporation.

        The maximum total amount potentially payable by the Corporation pursuant to the employment contracts described above for severance is approximately $17.4 million in the aggregate. No notice, retiring allowance or other severance payment is required where the Corporation terminates their employment for just cause or on their voluntary resignation under any of the preceding employment contracts, nor are payments required to be to made to them in the event of a change of control of the Corporation.

Restricted Shares and Restricted Share Units

        In late December 2002 the Corporate Governance and Compensation Committee recommended, and the Board approved, revised terms of employment for Messrs. Galifi, Gingl and Wolf to be effective commencing with fiscal 2002. These terms of employment included the implementation of a long-term incentive arrangement for each of them, which involved the sale to each of restricted shares of the Corporation and its public automotive subsidiaries which were to be purchased privately or on the TSX.

        The restricted shares acquired by them in fiscal 2003 pursuant to these arrangements are subject to certain terms, conditions and restrictions described in their respective employment contracts and/or the related share purchase agreements. Ten percent (10%) of the restricted shares will be released to each such individual on January 1, 2007 and on each January 1 thereafter to and including January 1, 2016, subject to the condition that each individual: (i) remains employed by the Corporation or an affiliate up to the earlier of the date of normal retirement or December 31, 2006; (ii) at any time while employed, the Corporation's capital expenditures have not in each fiscal year, without prior approval of the Board, exceeded a specified amount for such fiscal year; (iii) does not compete with, or disclose confidential information of, the Corporation; and (iv) devotes his full time and attention to the Corporation's business. If at any time up to and including January 1, 2016 the individual becomes permanently disabled and is unable as a result to perform his or her duties and responsibilities in the normal course of business, 33 1/3% of the unreleased restricted shares will be immediately released and an additional 33 1/3% will be released on the next two anniversary dates, subject to the continued satisfaction of certain conditions. Upon death, 100% of the restricted shares will be immediately released. In the event an individual reaches normal retirement prior to December 31, 2006, the restricted shares will be released as to 10% on the first anniversary date of retirement and as to 10% on each subsequent anniversary date of retirement, subject to the continued satisfaction of certain conditions. The restricted shares will not vest, and any further 10% instalment will be surrendered to the Corporation and not be released, if an individual at any time (i) competes with the business of the Corporation and/or its affiliates, (ii) solicits the employees of the Corporation and/or its affiliates for employment or otherwise or (iii) does not devote his/her full time and attention to the business of the Corporation and/or its affiliates and directly or indirectly owns more than 10% of the equity of an active operating business. Dividends are payable to them with respect to the restricted shares, subject to forfeiture.

        In June 2004, the Corporate Governance and Compensation Committee recommended, and the Board approved, similar long-term retention arrangements involving the sale to each of Messrs. Galifi, Gingl and Wolf of restricted shares of the Corporation and its public automotive subsidiaries which were to be purchased privately or on the TSX. The restricted shares acquired by them in fiscal 2004 pursuant to these arrangements are subject to certain terms, conditions and restrictions described in their respective employment contracts and/or the related share purchase agreements, which are substantially the same as the terms, conditions and restrictions in respect of the restricted shares acquired in fiscal 2003 other than the relevant dates. These dates are January 1, 2008, January 1, 2017 and December 31, 2007. In addition, in December 2004, the Corporate Governance and Compensation Committee recommended, and the Board approved, similar long-term retention arrangements involving the sale to Mr. Wolf of restricted shares of Decoma and Intier which were to be purchased privately. These restricted shares are subject to the terms, conditions and restrictions described in the related share purchase agreements and are substantially the same as the terms, conditions and restrictions in respect of the restricted shares acquired earlier in 2004 other than the relevant dates, which were January 1, 2009, January 1, 2018 and December 31, 2008.

        Mr. Hogan's restricted share units were fully vested at the time of grant subject to the terms, conditions and restrictions contained in his employment contract and the related restricted share unit agreement. Ten percent (10%) of the restricted share units will be released on January 1, 2010 and on each January 1 thereafter to and including January 1, 2019, subject to the condition that he: (i) remains employed by the Corporation or an affiliate up to the earlier of normal retirement or December 31, 2009; (ii) at any time while employed, the Corporation's capital expenditures have not in each fiscal year, without the prior approval of the Chairman and the Board, exceeded a specified amount for such fiscal year; (iii) does not compete with the business of the Corporation and its affiliates (excluding employment by OEM automobile manufacturers), disclose confidential information of the Corporation or its affiliates or solicit non-administrative or non-clerical employees of the Corporation or its affiliates for employment; and (iv) devote his full time and attention to the business of the Corporation and its affiliates. If at any time up to and including January 1, 2010 he becomes permanently or totally disabled, 33 1/3% of the unreleased restricted share units will be immediately released and an additional 33 1/3% will be released on the next two anniversary dates, subject to the continued satisfaction of certain conditions. Upon death, 100% will be immediately released. Upon normal retirement at age 60 or later, the restricted share units will be released as to 20% on the first anniversary date of retirement and as to 20% on the next four anniversary dates of retirement, subject to the continued satisfaction of certain conditions. In the event of dismissal for cause (as defined), all restricted share units not previously released will be forfeited. Where he voluntarily resigns he will only be entitled to receive 33 1/3% of the restricted share units if such voluntary resignation occurs after August 5, 2005, and an additional 33 1/3% if such voluntary resignation occurs after each of August 5, 2006 and 2007, such amounts to be released over the ten year release period described above. In each case various conditions must be met during the applicable release period.

        Also see the "Summary Compensation Table" above and the "Report on Executive Compensation" below.

Compensation of Directors

        Directors who are not employees of the Corporation were paid during fiscal 2004 an annual retainer fee of $75,000, $25,000 of which was payable in Class A Subordinate Voting Shares or deferred share units (as described below) of the Corporation. In addition these directors are paid a fee of $1,500 per meeting for attendance at meetings of the Board and its committees, a fee of $2,000 per day for travel days and a fee of $3,000 per day for any additional services. The Lead Director of the Board received a $200,000 annual retainer fee and outside directors who serve on Committees of the Board received an annual retainer fee of $25,000, with the chairman of the Audit Committee, the Corporate Governance and Compensation Committee and any special committee receiving an additional $25,000 annual retainer fee and the chairman of the Environmental Committee and any other committee of the Board receiving an additional $10,000 annual retainer fee. Commencing January 1, 2000, outside directors were required to accumulate and then maintain during their term as a director Class A Subordinate Voting Shares of the Corporation. Each director is now required to accumulate and maintain shares having an aggregate value of not less than $225,000. With respect to Mr. F. Stronach, see "Interests of Management and Other Insiders in Certain Transactions" below.

        In recognition of past service and to more closely align the interests of "non-management" directors with the Corporation's shareholders, and pursuant to the amendments to the Stock Option Plan approved by the shareholders at the Annual and Special Meeting of Shareholders of the Corporation held on May 18, 2000, nine (9) of the outside directors have been granted options in respect of 5,000 Class A Subordinate Voting Shares. The options for seven (7) of the outside directors were granted on January 28, 2000 for a term of approximately nine (9) years ending December 31, 2009 at an exercise price of $51.00 (Cdn.$75.00), with

1,000 options vesting on the date of grant and 1,000 on each anniversary of the grant date, subject to accelerated vesting of 1,000 options for each prior year of service as a director of the Corporation. This exercise price exceeded by approximately 20% the TSX closing price on the trading day immediately preceding the date of grant. Mr. Harris was granted options in respect of 5,000 Class A Subordinate Voting Shares on January 7, 2003 upon his election to the Board. His options were granted for a term of approximately ten (10) years ending December 31, 2012 at an exercise price of Cdn.$94.63, with 1,000 options vesting on the date of the grant and 1,000 on each anniversary of the date of grant. As a result of the spin-off of MID on September 2, 2003, the exercise price for the fiscal 2000 director option grants were reduced to $42.35 (Cdn.$63.02) and for Mr. Harris' option grant was reduced to Cdn.$82.65, consistent with the reduction of the option exercise price for all other holders of options for Class A Subordinate Voting Shares of the Corporation at the time. Mr. Mangold was granted options in respect of 5,000 Class A Subordinate Voting Shares on March 22, 2004 upon his election to the Board. His options were granted for a term of approximately ten (10) years ending December 31, 2013 at an exercise price of Cdn.$115.19, with 1,000 options vesting on the date of grant and 1,000 on February 26, 2005 and on each following anniversary date thereof.

        Under the Stock Option Plan each outside director is to receive an additional grant of options for 5,000 Class A Subordinate Voting Shares of the Corporation on the completion of each five (5) year period of continuous service. As a result seven (7) of the outside directors were granted options on March 17, 2005 in respect to 5,000 Class A Subordinate Voting Shares at an exercise price of Cdn.$85.75 per share or U.S.$71.24 per share for U.S. residents, with 1,000 options vesting on the date of grant and 1,000 on each anniversary of the grant date. These options have a term of seven (7) years expiring December 31, 2011.

        Any Class A Subordinate Voting Shares received following exercise of any options by a director must be retained by such director until the $225,000 share maintenance requirement described above is met.

        Effective January 1, 2000, the Corporation established the Non-Employee Director Share-Based Compensation Plan (the "DSP Plan"). The DSP Plan provides for a deferral of up to 100% of an outside director's total annual cash remuneration from the Corporation (including Board and committee retainers, meeting attendance fees, work and travel day payments and written resolution fees), at specified levels elected by each director. Effective January 1, 2004, the Corporation amended the DSP Plan to allow an outside director to defer 100% of a director's $25,000 annual stock based retainer in addition to a director's cash remuneration. The amounts deferred are reflected in deferred share units allocated under the DSP Plan — i.e. notional units whose value reflects the market price of the Corporation's Class A Subordinate Voting Shares at the time that the particular payment(s) to the director would become payable. The value of a deferred share unit will appreciate (or depreciate) with increases (or decreases) in the market price of the Class A Subordinate Voting Shares of the Corporation. The DSP Plan also takes into account any dividends paid on the Class A Subordinate Voting Shares. Under the DSP Plan, when a director leaves the Board, the director receives (within a prescribed period of time) a cash payment equal to the aggregate value of his accrued deferred share units, net of withholding taxes calculated based on the number of deferred share units in his account multiplied by the then value of Class A Subordinate Voting Shares of the Corporation. At December 31, 2004, Messrs. Fike, Harris, Lumley, Muhr and Randa have elected to participate in the DSP Plan.

Composition of Corporate Governance and Compensation Committee

        The Corporate Governance and Compensation Committee of the Board (the "Committee") is composed of Messrs. E. C. Lumley (Chairman), M. D. Harris and R. R. Richardson, all of whom have been affirmatively determined by the Board to be "independent" under the applicable requirements of the new NYSE Listing Standards and MI 52-110 — Audit Committees and outside and "unrelated" directors under the TSX Guidelines. The Committee meets as required to review and make recommendations to the Board on the compensation of, and material contractual matters involving, the Chairman and the Chief Executive Officer and to review and approve the recommendations of the Chief Executive Officer regarding compensation for the other executive officers of the Corporation. The Committee also has certain other responsibilities, including the administration of the Stock Option Plan and the Canadian Pension Plan, succession planning and other related matters as well as responsibility for corporate governance and various related party matters. See "Board of Directors — Board Committees" above.

Report on Executive Compensation

        Magna's unique, entrepreneurial corporate culture has evolved since the Corporation's founding approximately four decades ago. Two key elements of this entrepreneurial culture are the emphasis on decentralization, which provides a high degree of autonomy at all levels of operation, as well as the direct participation in profits. Certain aspects of this culture were formalized in 1984 when the Corporation's shareholders adopted the Corporate Constitution as part of the Corporation's Articles. The Corporate Constitution balances the interests of shareholders, employees and management, defines the rights of employees (including management) and investors to participate in the Corporation's profits and growth and reflects certain of the entrepreneurial operational and compensation philosophies developed since Magna's founding which align employee (including management) and shareholder interests. These operational and compensation philosophies and the Corporate Constitution enable Magna to maintain an entrepreneurial environment which encourages productivity, ingenuity and innovation.

        In order to enable this entrepreneurial culture to continue to flourish, the Committee and the Board has supported the continued application of the Corporation's long established compensation philosophies, which have been essential to its continued success and its ability to attract, retain and motivate skilled, entrepreneurial employees at all levels of the Magna organization, as well as to maintain the alignment of shareholder and employee interests and create long-term shareholder value.

        In order to achieve this, and consistent with the concepts reflected in the Corporate Constitution, certain managers who have senior operational or corporate responsibilities receive a remuneration package consisting of a base salary (which generally is lower than comparable industry standards) and an annual incentive bonus based on direct profit participation at the operating or corporate level at which such manager is involved. Managers who are direct profit participators are not eligible to participate in any pension plans or in the Magna Employee Equity Participation and Profit Sharing Plans which are funded through the allocation of ten percent (10%) of the Pre-tax Profits before Profit Sharing of the Corporation under the Corporate Constitution.

        The Committee applies the following criteria in determining or reviewing recommendations for compensation for executive officers:

  Base Salaries.    Base salaries should be at levels generally below base salaries for comparable positions within an appropriate comparator group of North American companies which have global businesses and are not generally increased on an annual basis. Fixed compensation costs are therefore minimized in cyclical or other down periods, with financial rewards coming principally from variable incentive cash compensation and long-term incentive compensation. See "Summary Compensation Table" above.

  Incentive Compensation.     The amount of direct profit participation and therefore the amount of compensation "at risk" increases with the level of performance and/or responsibility. Due to the variable nature of profit participation, incentive cash compensation is generally reduced in cyclical or other down periods where profits are also reduced. As a result, senior corporate management (including executive officers) and senior operational managers have an incentive to emphasize consistent growth in profitability over the medium- to long-term to ensure stable levels of annual compensation. Variable incentive cash compensation in the form of profit participation for fiscal 2004 paid to the Named Executive Officers represents more than 95% of each individual's total cash compensation and reflects the strong financial performance of the Corporation and the overall performance of management during fiscal 2004.

  Under the Corporate Constitution the aggregate incentive profit participation bonuses paid and payable to "Corporate Management" (which includes the Named Executive Officers and certain other executive officers of the Corporation) in respect of any financial year must not exceed 6% of the Corporation's Pre-Tax Profits before Profit Sharing for such year.

  Long-Term Incentives.    Minimum stock ownership has been required of all direct profit participators (including the Named Executive Officers) since 1985 in order to align their interests with those of shareholders and to encourage the enhancement of shareholder value.

  Following a review with its external compensation consultants, the Committee in fiscal 1998 recommended to the Board the implementation of a long-term incentive program involving annual grants under the Stock Option Plan to management and other eligible employees as part of total compensation. Previous to that options had been granted sporadically. The Committee believed that, in addition to the existing mandatory stock maintenance program, such a program would assist in retaining such employees by providing them with an opportunity for capital appreciation and would further align their interests with shareholders. As a result of the implementation of this program, options have generally been granted as part of total compensation on an annual basis by the Board on the recommendation of the Committee to members of management and other eligible employees in respect of each fiscal year based on their individual performance and that of the Corporation during the prior fiscal year. Options for 225,000 Class A Subordinate Voting Shares were granted to various members of senior management in December 2003 in respect to services provided in fiscal 2003 with a four-year vesting period. At the time of the grant this term was reduced from 10 years to 7 years and a specified portion of the net after-tax gain upon any exercise was required to be retained as part of the ongoing share maintenance requirement for senior management. No option grants to executive officers in respect to 2004 have been recommended by the Committee at this time other than the "sign-on" grant to Mr. Hogan.

  The Committee has continued to consider various arrangements involving equity or equity alternatives which would increase the equity ownership of and encourage potential participants to make a long-term commitment to the Corporation as well as to ensure certain basic corporate principles were followed both during and following employment. During fiscal 2002, after an extensive review with various external tax, legal, accounting and compensation advisors, the Committee recommended to the Board that the Corporation replace stock option grants as a form of long-term incentive compensation for Messrs. Galifi, Gingl and Wolf and implement a long-term retention arrangement involving the sale of restricted stock of the Corporation and its public subsidiaries to them. The outside "unrelated" and "independent" members of the Board approved the Committee's recommendations in December 2002, following which the Corporation implemented the long-term retention arrangement for these individuals during fiscal 2003 with respect to fiscal 2002. Under this arrangement, Class A Subordinate Voting Shares of the Corporation and of its public automotive subsidiaries acquired by the Corporation privately and/or on the TSX are to be released in equal amounts over a ten (10) year period following a qualifying period (generally three to five years), subject to satisfaction of certain restrictions applicable both during the qualifying period and thereafter during the ten (10) year release period. Subsequently, during fiscal 2004 the Committee recommended, and the outside "unrelated" and "independent" members of the Board approved, an additional sale of restricted stock of the Corporation and its public subsidiaries to Messrs. Galifi and Gingl in respect of fiscal 2003 and to Mr. Wolf in respect of fiscal 2003 and 2004. The implementation of these arrangements directly linked these individuals with other shareholders of the Corporation and encouraged their creation of shareholder value. See the "Summary Compensation Table" and "Restricted Shares and Restricted Share Units" above.

  The Corporation generally utilizes written employment contracts with its executive officers to reflect the terms of their employment, including base salary, profit participation, termination, stock maintenance, confidentiality, non-solicitation and non-competition arrangements. Prior to the renewal and/or material amendment of each such contract, the Committee reviews the executive officer's compensation in the context of Magna's historical compensation philosophies and policies and relevant comparators as well as the officer's individual performance, with the objective of ensuring that such compensation is commensurate with the Corporation's performance and is primarily "at risk". As part of its review policy, the Committee also conducts a bi-annual review of total compensation of the executive officers, with the assistance of external compensation consultants retained by the Committee, using compensation for a comparator group of North American companies and applying the Committee's compensation criteria as well as the Corporation's historical approach to compensation, to ensure the continued competitiveness of the Corporation's total compensation and overall effectiveness in achieving the Corporation's compensation objectives.

        In addition to reviewing with the Committee recent trends and various concepts relative to long-term incentive compensation for potential application to senior managers, the Corporation's external compensation consultants also presented to the Committee a comparative compensation report for various executive officers using a group of 27 North American companies which have a global business, including three widely held Canadian based companies and 24 U.S. automotive components suppliers or similar industrial component suppliers, adjusted to account for differences in revenues. The report also confirmed that the Corporation's financial performance in fiscal 2004 exceeded that of the 75th percentile of the Corporation's comparator group on return on average investment and return on average assets and exceeded the 50th percentile in all other measures over a three-year period.

        Ms. Stronach assumed the role of Chief Executive Officer and President in early 2002. Her base salary, profit participation, long-term incentives and other compensation referred to in the Summary Compensation Table as well as the other terms and conditions of her employment contract were reviewed, with the assistance of external compensation consultants retained by the Committee, and approved by the outside "unrelated" and "independent" directors on the Board at that time upon the recommendation of the Committee. In December 2003, the Committee recommended a grant of options for 100,000 Class A Subordinate Voting Shares in respect of fiscal 2003 performance. See "Employment Contracts" above. No changes were made prior to her resignation effective January 20, 2004; however the Committee did recommend, and the outside "unrelated" and "independent" directors on the Board approved, the continuation of her options following her resignation subject to the existing vesting requirements.

        Mr. F. Stronach's historical compensation reflects his special position as the Corporation's founder and architect of Magna's unique, entrepreneurial corporate culture. Until February 28, 1994, almost all of Mr. Stronach's compensation had been in the form of variable incentive cash compensation paid to him as part of Magna's Corporate Management. As described above, since it was adopted in 1984, the Corporate Constitution has provided for the payment of incentive compensation to Corporate Management of up to 6% of the Corporation's Pre-tax Profits before Profit Sharing in any financial year.

        As part of the Corporation's global expansion strategy, Mr. Stronach moved to Europe in early 1994 with the goal of replicating Magna's North American capabilities in Europe. At the time of this move, virtually all of Mr. Stronach's compensation had been variable incentive cash compensation in the form of profit participation reflecting the continued financial success of the Corporation. For the most recent fiscal year of the Corporation prior to his departure, Mr. Stronach had received cash incentive compensation equal to 3% of the Corporation's Pre-tax Profits before Profit Sharing. At the time of his move to Europe, new arrangements were entered into by certain of the Corporation's European subsidiaries, initially with SCo and later with Mr. Stronach as well, under which SCo and Mr. Stronach provided business development and consulting services, including the coordination of global strategies, to certain European subsidiaries of the Corporation in exchange for annual fees paid by the contracting European subsidiaries. The Committee first reviewed these business development and consulting arrangements during fiscal 1994. Since then the Committee has reviewed the annual fees payable under these arrangements on an annual basis as well as all amendments to, extensions of and replacements for the arrangements that have occurred since 1994, primarily as a result of various corporate reorganizations. Although the annual fees are not part of the incentive compensation available to Corporate Management under the Corporate Constitution, these fees and those paid to Mr. Stronach have continued to approximate 3% of the Corporation's Pre-tax Profits before Profit Sharing and, if combined with the incentive compensation paid to Corporate Management (including the other Named Executive Officers), have not exceeded the total 6% of Pre-tax Profits before Profit Sharing that is available to Corporate Management under the Corporate Constitution.

        Following the annual review conducted by the Committee in respect of arrangements for fiscal 2004, the Committee concluded that the arrangements should be continued, but revised to reflect a direct linkage with the Corporation's Pre-tax Profits before Profit Sharing, and that a portion of the fees should be paid in North America to reflect the significant initiatives being undertaken by the Corporation in North America and elsewhere outside Europe. The Committee also recognized that Mr. Stronach had been appointed as interim

President in January 2004 and as Chief Executive Officer in March 2004. Accordingly, the Committee recommended at that time that: the arrangements be extended until December 31, 2004; the annual fees be set so that they aggregated 3% of the Corporation's Pre-tax Profits before Profit Sharing for fiscal 2004 (of which a minimum $1.5 million would be payable to Mr. Stronach personally for services provided to certain subsidiaries in Austria); and the total incentive compensation paid to Corporate Management for fiscal 2004, when combined with the fees paid under these arrangements, not exceed the 6% of Pre-tax Profits before Profit Sharing that is available for incentive compensation to Corporate Management under the Corporate Constitution. In addition, the Committee recommended that approximately one-third of the total fees for fiscal 2004 be payable by the Corporation to Stronach Consulting Corp., an Ontario corporation controlled by Mr. Stronach, for various business services. These services included the coordination of global strategies being provided to the Corporation and its affiliates in North America and elsewhere outside Europe. By changing the aggregate annual fees payable to SCo, Stronach Consulting Corp. and Mr. Stronach from a fixed amount to a specified profit participation, the fees for fiscal 2004 were tied directly to the future profitability of the Corporation, consistent with the variable incentive compensation philosophy set out in the Corporate Constitution.

        During its review of these arrangements in respect of fiscal 2005, the Committee considered the continuing significant and strategic value to Magna of the services performed by and continuing to be performed by SCo, Stronach Consulting Corp. and Mr. Stronach directly, including the recruitment of Mr. Hogan and other senior managers and outstanding success experienced in relation to the assembly of the BMW X3 at Magna Steyr in Austria. The Committee also considered the nature of arrangements put in place in respect of 2004. As part of its review, the Committee recognized that Mr. Stronach continued to have business activities unrelated to Magna, but that this does not detract from the quality and value of his continuing contribution to Magna as he continues to make himself available whenever required to carry out the foregoing services to be provided by SCo, Stronach Consulting Corp. and himself to the Corporation and its affiliates.

        The Committee concluded that the arrangements should be continued, with an upward adjustment to the Austrian fee to reflect the growth of the Corporation's business in Austria, but with the fees continuing to be linked to the Corporation's Pre-tax Profits before Profit Sharing. In the event that the total fees payable under these consulting arrangements in respect of fiscal 2005 were to exceed 3% of the Corporation's Pre-tax Profits before Profit Sharing for fiscal 2005 by reason of the minimum fee payable to Mr. Stronach directly for services provided to certain Austrian subsidiaries, Mr. Stronach has agreed to repay the excess to the Corporation. As a result "profit" continued to be the sole measure of performance, which was appropriate considering the nature of the Corporation's business and the auto parts industry and was consistent with the Corporation's historical approach to incentive compensation. The Committee considers that these arrangements are fair and in the best interests of the Corporation and that the fees involved continue to be justified by the value of the services provided.

        The material terms and conditions of each of the contractual arrangements described above, including the fees paid for fiscal 2004 and the fees payable for fiscal 2005, were reviewed by the Committee and, following the recommendations of the Committee, approved by the "unrelated" and "independent" directors on the Board as being fair and in the best interests of the Corporation.

        In addition to the consulting arrangements described above, Mr. Stronach receives a salary for his duties as Chairman of the Corporation at the rate of $200,000 per annum.

        See also "Summary Compensation Table" above and "Interests of Management and Other Insiders in Certain Transactions" below.

        Magna believes that its continued strong, profitable growth, strong balance sheet and significant cash position, positions it for long-term growth in shareholder value, which justifies competitive financial rewards for executive officers which are principally contingent on the continued profitability of the Corporation.

        The foregoing report is submitted by the Corporate Governance and Compensation Committee of the Board:

Edward C. Lumley (Chairman)	Michael D. Harris	Royden R. Richardson

PERFORMANCE GRAPH

        The following graph compares the yearly total cumulative return (including dividends) for Cdn.$100 invested in Class A Subordinate Voting Shares and Class B Shares on December 31, 1999 with the cumulative return of the S&P/TSX Total Return Composite Index during the five years ended December 31, 2000, 2001, 2002, 2003 and 2004.

Value of Cdn.$100 Invested on December 31, 1999

Fiscal Years	December 31, 1999	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2004

Magna Class A	Cdn.$100.00	Cdn.$107.89	Cdn.$177.94	Cdn.$158.32	Cdn.$219.41	Cdn.$211.88

Magna Class B	100.00	117.98	134.84	128.96	184.56	184.49

S&P/TSX Total Return Composite	100.00	107.41	93.91	82.23	104.20	119.29

        The total cumulative shareholders' return for Cdn.$100 invested in the Class A Subordinate Voting Shares was Cdn.$211.88 and in the Class B Shares was Cdn.$184.49, in each case compared to Cdn.$119.29 for the S&P/TSX Total Return Composite Index.

        As a result of the spin-out of MID on September 2, 2003, holders of the Corporation's Class A Subordinate Voting Shares and Class B Shares received for each share held by them 0.5 of a MID Class A Subordinate Voting Share and 0.5 of a MID Class B Share, respectively. In calculating the total cumulative shareholders' return above, the Corporation has assumed that holders of the Corporation's Class A Subordinate Voting Shares and Class B Shares sold the MID shares received by them at a price of Cdn.$31.85 and Cdn.$32.25 per share for the MID Class A Subordinate Voting Shares and Class B Shares, respectively, on the distribution date and re-invested the proceeds into additional Magna shares of the same class.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

        None of the directors, executive officers or employees or former directors, executive officers or employees of the Corporation or its subsidiaries were indebted at any time during fiscal 2004 to the Corporation or its subsidiaries in connection with the purchase of the Corporation's securities or securities of its subsidiaries, excluding routine indebtedness or indebtedness that has been entirely repaid. The aggregate amount of indebtedness as at the Record Date to the Corporation and its subsidiaries, incurred other than in connection with the purchase of securities of the Corporation or its subsidiaries, excluding routine indebtedness, was approximately $2.3 million in the case of present and former executive officers, directors and employees of the Corporation and its subsidiaries.

INTERESTS OF MANAGEMENT AND OTHER INSIDERS
IN CERTAIN TRANSACTIONS

        Under a Consulting Agreement dated August 1, 1994 between Magna Investments S.A., a Belgian corporation and a direct subsidiary of the Corporation, and SCo, an associate of Mr. F. Stronach, SCo provides for an annual fee certain consulting services to Magna Investments S.A. and its subsidiaries and affiliates located in Europe (excluding those in Austria). As a result of a reorganization of the Corporation's subsidiaries in Europe, this Consulting Agreement was assigned to New Magna Investments S.A., a Belgian corporation, effective July 26, 2001. This Consulting Agreement had an original term of five years ending July 31, 1999, with annual fees to be mutually agreed upon for each twelve (12) month contract period. The original term was subsequently extended on an annual basis, and the contract period changed to the calendar year, until December 31, 2003. In March 2004 the term of this Consulting Agreement was further extended from January 1, 2004 to December 31, 2004 for an annual fee in an amount equal to 1% of the Corporation's Pre-tax Profits before Profit Sharing (less $1.5 million) for the contract period, such fee to be payable quarterly in arrears. For fiscal 2004 the annual fee was $11.8 million. In March 2005 the term of this Consulting Agreement was further extended from January 1, 2005 to December 31, 2005 for an annual fee in an amount equal to 1% of the Corporation's Pre-tax Profits before Profit Sharing (less $1.15 million) for the contract period, such fee to be payable quarterly in arrears. See"Summary Compensation Table" above.

        Effective August 1, 1997 Magna Investments S.A. and SCo entered into a Business Development Agreement under which SCo provides for an annual fee certain business development services to Magna Investments S.A. and, on behalf of Magna Investments S.A., to certain of its European affiliates (excluding those in Austria) which have contracted with Magna Investments S.A. to develop business opportunities and provide certain other services on a global basis to achieve the global business development plan of each such Magna European affiliate. As a result of a reorganization of the Corporation's subsidiaries in Europe, this Business Development Agreement was assigned to New Magna Investments S.A. effective July 26, 2001. This Business Development Agreement had an original term of five years ending July 31, 2002, with annual fees to be mutually agreed upon for each twelve (12) month contract period. In March 2002 the term of the Business Development Agreement was extended for an additional five months from July 31, 2002 to December 31, 2002 and subsequently was further extended from January 1, 2003 to December 31, 2003. In March 2004 the term of this Business Development Agreement was further extended from January 1, 2004 to December 31, 2004 for an annual fee in an amount equal to 1% of the Corporation's Pre-tax Profits before Profit Sharing for the contract period, such fee to be payable quarterly in arrears. For fiscal 2004 the annual fee was $13.4 million. As a result of a further reorganization of the Corporation's subsidiaries in Europe, the Business Development Agreement was assigned to Magna International Investments S.A., a Luxemburg corporation and direct subsidiary of the Corporation, effective April 1, 2004. In March 2005 the term of this Business Development Agreement was further extended from January 1, 2005 to December 31, 2005 for an annual fee in an amount equal to 1% of the Corporation's Pre-tax Profits before Profit Sharing (less $1.15 million) for the contract period, such fee to be payable quarterly in arrears. See "Summary Compensation Table" above.

        Effective August 1, 1997 Magna Holding AG, an Austrian corporation and an indirect subsidiary of the Corporation, and Mr. F. Stronach entered into a Consulting Agreement under which he provides for an annual fee certain business development and other services to Magna Holding AG and, on behalf of Magna Holding AG, to its subsidiaries and affiliates in Austria. As a result of a reorganization of the Corporation's subsidiaries in Europe, this Consulting Agreement was assigned to Magna Europa AG effective August 1, 1998. Magna Europa AG was subsequently transformed into Magna Steyr AG & Co. KG in fiscal 2001. Following a further reorganization of the Corporation's subsidiaries in Europe, this Consulting Agreement was further assigned to Magna International Europe AG, an Austrian corporation and indirect subsidiary of the Corporation, effective January 1, 2003. This Consulting Agreement had an original term of five years ending July 31, 2002, with annual fees to be mutually agreed upon for each contract period. The term of this Consulting Agreement was subsequently extended for an additional five months from July 31, 2002 to December 31, 2002 and thereafter from January 1, 2003 to December 31, 2003. In March 2004 the term of this Consulting Agreement was further extended from January 1, 2004 to December 31, 2004 for an annual fee of $1.5 million for the contract period. In March 2005 the term of this Consulting Agreement was further extended from January 1, 2005 to December 31, 2005 for an annual fee of $2.3 million for the contract period, such fee to be payable quarterly in advance. See "Summary Compensation Table" above.

        Effective January 1, 2004 the Corporation entered into a Business Services Agreement with Stronach Consulting Corp. under which Stronach Consulting Corp. provides certain services to the Corporation and, on behalf of the Corporation, to its affiliates and associates located outside of Europe, for an annual fee in an amount equal to 1% of the Corporation's Pre-tax Profits before Profit Sharing for the contract period from January 1, 2004 to December 31, 2004. For fiscal 2004 the annual fee was $13.4 million. In March 2005, the term of this Business Services Agreement was extended from January 1, 2005 to December 31, 2005 for an annual fee in an amount equal to 1% of the Corporation's Pre-tax Profits before Profit Sharing, such fee to be payable quarterly in arrears. See "Summary Compensation Table" above.

        The terms and conditions of each of the four contracts described above, including the fees paid in respect of fiscal 2004 and to be paid in respect of fiscal 2005, were reviewed by the Corporate Governance and Compensation Committee and approved by the outside, "unrelated" and "independent" members of the Board as being fair and in the best interests of the Corporation. See "Compensation of Directors and Executive Officers — Report on Executive Compensation" above.

        Two trusts (the "Trusts") make purchases of Class A Subordinate Voting Shares and Class B Shares from time to time for transfer to the Canadian, U.S., U.K., German and Austrian equity participation and profit sharing plans, for transfer to employees in payment of bonuses or for sale to employees. During fiscal 2004 and 2003, the Trusts borrowed up to $29 million interest-free from the Corporation to facilitate the purchase of Class A Subordinate Voting Shares, principally for transfer to the Canadian, U.S., U.K., German and Austrian equity participation and profit sharing plans. This indebtedness was $26 million at December 31, 2004.

        On December 30, 2004, MID completed the purchase from the Corporation of the land and building associated with the Cosma International manufacturing facility in Bowling Green, Kentucky for a purchase price of US $46 million plus the assumption of related development liabilities of $12 million, representing the Corporation's cost of these assets. The facility was leased back from MID for a term of seventeen (17) years. MID had previously provided project management services to Cosma International with respect to the acquisition and construction of the facility. The transaction was reviewed and approved by the Corporation's Corporate Governance and Compensation Committee.

        In December 2004 the Corporation entered into a new Preferred Access Agreement with a subsidiary of Magna Entertainment Corp. ("MEC") with respect to the facilities of the Magna Golf Club in Aurora, Ontario for a term of approximately ten (10) years commencing on January 1, 2004 and ending December 31, 2014 for an annual fee of Cdn. $5 million. The Corporation also entered into a new Preferred Access Agreement with an Austrian subsidiary of MEC with respect to the facilities of the Fontana Sports Club in Oberwaltersdorf, Austria for a term of approximately ten (10) years commencing on April 1, 2004 and ending December 31, 2014 for an annual fee of €2.5 million. Each transaction was reviewed by a special committee of the Board composed entirely of outside, "unrelated" and "independent" directors. Both transactions were subsequently approved by the outside, "unrelated" and "independent" members of the Board following the review and recommendation by the special committee.

        The Corporation and various of its subsidiaries lease land and buildings from MID under operating leases which the Corporation believes were effected on normal commercial terms at the time such leases were entered into. Rent and other related lease expenses paid by the Corporation and various of its subsidiaries to MID for fiscal 2004 were approximately $128 million. The Corporation expects that any future lease, construction or other arrangements with MID will be completed on arm's-length terms and conditions. Any material lease, construction or other arrangements with MID are subject to review and approval by the Corporate Governance and Compensation Committee in advance of any commitments by the Corporation or any of its non-public subsidiaries to MID.

        During 2004 two subsidiaries of the Corporation acquired Class A Subordinate Voting shares of the Corporation, Decoma, Intier and Tesma for purposes of the long-term incentive arrangements for Messrs. Wolf, Gingl and Galifi. See "Compensation of Directors and Executive Officers — Summary Compensation Table" — "Restricted Shares and Restricted Share Units" above.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

        Magna has adopted certain structures and procedures, in addition to its Corporate Constitution, to ensure that effective corporate governance practices are followed and the Board functions independently of management. The following describes Magna's approach to corporate governance, with specific reference to Magna's Corporate Constitution which reflects the Corporation's historical commitment to effective corporate governance practices.

Magna's Corporate Constitution

        The adoption by Magna's shareholders in 1984 of the Corporate Constitution represented the formalization of Magna's corporate governance practices which had evolved over many years. During the period prior to 1984, certain specific policies were developed, described in each Annual Report to Shareholders and applied by the Board and management. These policies reflected Magna's efforts to strike a balance between the Corporation's stakeholders — its employees, managers and investors — by describing their respective rights and, in the case of management, imposing certain responsibilities or disciplines. The specific inclusion of such policies in a Corporate Constitution, which has formed part of the Corporation's governing charter documents (its Articles) and is therefore subject to enforcement by any shareholder, was (and continues to be) unprecedented to the Corporation's knowledge.

        The policies reflected in the Corporate Constitution, which define the rights of Magna's stakeholders to participate in the Corporation's profits and growth while at the same time subjecting management to certain disciplines, include the following:

  (1)
  A majority of the members of the Corporation's Board must be individuals who are not "officers or employees of the Corporation or any of its affiliates or related to such officers or employees".

  (2)
  Shareholders are entitled to certain minimum annual dividend distributions i.e. not less than 20% of the Corporation's after-tax profits on average over a rolling three financial year basis (the "Dividend Policy").

  (3)
  Class A Subordinate Voting shareholders may directly elect two directors if a 4% return on capital is not achieved on average over a rolling two financial year basis or the dividends required under the Dividend Policy are not distributed.

  (4)
  Class A Subordinate Voting and Class B shareholders, with each class voting separately, will have the right to approve any investment by the Corporation in an unrelated business in the event such investment together with all other investments in unrelated businesses exceeds 20% of Magna's equity (the "Investment Policy").

  (5)
  Certain specific distributions of pre-tax profits relating to employee profit participation (10%), to the support of social objectives (maximum 2%) and to research and development (minimum 7%) are required (the "Distribution Policy").

  (6)
  The aggregate incentive bonuses paid or payable to Corporate Management in respect of any financial year shall not exceed 6% of the Corporation's Pre-tax Profits before Profit Sharing (see "Report on Executive Compensation" above).

        A description of each of the foregoing policies is contained in the Annual Report to Shareholders as well as the Corporation's Annual Information Form. A full description can be found in the Corporation's Articles. These policies represent another aspect of Magna's unique, entrepreneurial corporate culture, in addition to the operational and compensation philosophies described in the Corporate Governance and Compensation Committee's Report on Executive Compensation (see "Compensation of Directors and Executive Officers — Report on Executive Compensation" above) as well as the Employee Charter of Rights.

Applicable Governance Requirements and Guidelines

        In addition to its Corporate Constitution, the Corporation is subject to a number of legislative and regulatory corporate governance requirements and guidelines, including those of the TSX, the Canadian Securities Administrators (the "CSA"), the OSC, the NYSE and the SEC. Since 2001, these legislative and regulatory bodies have proposed or implemented a number of new or modified rules and regulations in the area of corporate governance. These include: the new NYSE Listing Standards; the full implementation of SOX; proposed amendments to the Ontario Securities Act; the implementation of new continuous disclosure standards in Canada under National Instrument 51-102 — Continuous Disclosure Obligations; the implementation of Multilateral Instrument 52-110 — Audit Committees (including recently proposed amendments) patterned on the equivalent requirements under SOX and the new NYSE Listing Standards; and the proposed replacement of the TSX Guidelines by new guidelines published by the CSA under proposed National Policy 58-201 — Corporate Governance Guidelines and National Instrument 58-101 — Disclosure of Corporate Governance Practices.

        Since fiscal 2002, the Corporate Governance and Compensation Committee has engaged in a review of these initiatives and made various recommendations to the Board. The Board has implemented those recommendations, including the adoption of (i) a revised Audit Committee Charter, (ii) a Corporate Governance and Compensation Committee Charter, (iii) a formal Corporate Disclosure Policy, (iv) a revised Code of Conduct and Ethics, and (v) a new Board Charter. The Board also implemented a Board and committee self-evaluation process. The committee and the Board continue to regularly monitor corporate governance developments and best practices as well as those initiatives that remain at the proposal stage or which are not yet effective, with a view to making appropriate changes to the Corporation's corporate governance structures and procedures as and when these initiatives are finalized and/or implemented.

        The Corporation believes that a majority of the Board are "independent" within the meaning of both the new NYSE Listing Standards and the recently proposed CSA guidelines provided for in National Policy 58-201, National Instrument 58-101 and Multilateral Instrument 52-110 (including recently proposed amendments) and are "unrelated" within the meaning of the TSX Guidelines. Accordingly, the Board has affirmatively determined the "independence" of nine (9) of the twelve (12) current Board members. The other three (3) directors are members of management or related to the Stronach Trust.

        While the Corporation is not subject to several of the new NYSE Listing Standards as it is a "foreign private issuer" and is also exempted from the Compensation Committee and Nominating Committee requirements as a "controlled" company, the Board believes that the Corporation is in substantial compliance with the new NYSE Listing Standards except for the Nominating Committee requirements and the completion of the implementation of certain aspects of the "whistleblower" process. The Board also believes that the Corporation is in substantial compliance with the applicable provisions of SOX except for the internal control provisions of Section 404 and certain other provisions which do not apply to the Corporation until a later date.

        A comparative review of the Corporation's current corporate governance practices relative to each of the fourteen (14) non-compulsory TSX Guidelines for effective corporate governance is included as Schedule A to this Circular. Additional information relating to the Corporation's corporate governance practices is available on the corporate governance section of the Corporation's website at www.magna.com.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

        During fiscal 2001 the Corporation renewed its insurance policy for a three year period commencing August 1, 2001 through July 31, 2004. Following the expiry of this policy, a new insurance policy came into effect commencing August 1, 2004 through July 31, 2005. This policy provides, among other coverages, coverage of up to U.S.$295 million (per occurrence and in the aggregate for all claims made during the policy year) for officers and directors of the Corporation and its subsidiaries, subject to a $5 million deductible for securities claims and $1 million for all other claims, related to executive indemnification. This policy does not provide coverage for losses arising from the breach of fiduciary responsibilities under statutory or common law or from violations of or the enforcement of pollutant laws and regulations. The premium payable in respect of the policy year August 1, 2004 to July 31, 2005 for the executive indemnification portion of this insurance policy was approximately Cdn.$5,135,000.

RE-APPOINTMENT OF AUDITOR

        At the Meeting the shareholders will be asked to re-appoint Ernst & Young LLP as the Auditor of the Corporation, based on the recommendation of the Audit Committee. Ernst & Young LLP has been the Auditor of the Corporation since February 27, 1969. The persons named in the accompanying forms of proxy will, in the case of a ballot and in the absence of specifications or instructions to withhold the securities represented by the proxy from voting on the matter, vote for the re-appointment of Ernst & Young LLP as the Auditor of the Corporation to hold office until the next annual meeting of shareholders of the Corporation and to authorize the Audit Committee to fix the Auditor's remuneration.

        Representatives of Ernst & Young LLP are expected to attend the Meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS

        Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders to be held in calendar 2006 must be received by the Corporation at its principal executive offices for inclusion in its management information circular/proxy statement on or before March 4, 2006.

        Shareholders wishing to communicate with the non-management members of the Board may do so by contacting the Lead Director through the office of the Corporation's Corporate Secretary at 337 Magna Drive, Aurora, Ontario, Canada, L4G 7K1.

OTHER MATTERS

        As of the date of this Circular, management is not aware of any amendments or variations to matters identified in the Notice or of any other matters that are to be presented for action to the Meeting other than those described in the Notice.

        Information stated in this Circular is dated as at March 24, 2005 except where otherwise indicated. The contents and the mailing of this Circular have been approved by the Board.

Frank Stronach	J. Brian Colburn
Interim Chief Executive Officer	Secretary

        The Corporation files an Annual Information Form with the Ontario Securities Commission and a Form 40-F with the United States Securities and Exchange Commission. A copy of the most recent Annual Information Form, this Circular and the Annual Report containing the financial statements of the Corporation and Management's Discussion and Analysis of Results of Operations and Financial Position, will be sent to any person upon request in writing addressed to the Secretary at the Corporation's principal executive offices set out in this Circular. Such copies will be sent to any shareholder without charge. Copies of the Corporation's disclosure documents and additional information relating to the Corporation may be obtained by accessing the disclosure documents available on the Internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com. Financial information is provided in the Corporation's comparative consolidated financial statements and MD&A for fiscal 2004. For more information about the Corporation, visit the Corporation's website at www.magna.com.

SCHEDULE A

STATEMENT OF CORPORATE GOVERNANCE PRACTICES — TSX GUIDELINES

        Following is a statement of the Corporation's existing corporate governance practices with specific reference to the existing TSX Guidelines.

Item 1 of the TSX Guidelines:

        The board of directors of every corporation should explicitly assume responsibility for the stewardship of the corporation and, as part of the overall stewardship responsibility, should assume responsibility for the following matters: (a) adoption of a strategic planning process; (b) the identification of the principal risks of the corporation's business and ensuring the implementation of appropriate systems to manage these risks; (c) succession planning, including appointing, training and monitoring senior management; (d) a communications policy for the corporation; and (e) the integrity of the corporation's internal control and management information systems.

        The Board oversees the Corporation's business and affairs, supervises the day-to-day conduct of business by senior management, establishes or approves overall corporate policies where required and involves itself jointly with management in ensuring the creation of shareholder value and the preservation and protection of the Corporation's assets. In order to formalize its role and responsibilities, the Board has approved a charter (mandate) which, in addition to the items referred to below, clarifies the Board's role and responsibilities and sets out other requirements relating to the Board's size, composition and independence, the administration of the Board (including guidance as to matters to be approved by the Board), committee structure, and oversight responsibilities concerning the compensation and evaluation of corporate management.

        The Board holds regularly scheduled Board meetings on a quarterly basis, with additional meetings scheduled when required. A separate strategic planning and a business plan review meeting are also held each fiscal year. See "Board of Directors — Board" in the attached Circular. In addition, there is continued communication between senior management and Board members on an informal basis and through Committee meetings.

        The TSX Guidelines emphasize the "stewardship" responsibilities of a board to oversee the conduct of the business and to supervise management (which is responsible for the day-to-day conduct of the business) and specifically identify five matters which are regarded as the principal responsibilities to be discharged by a board. These matters, which are in addition to the Board's legal obligations under the Business Corporations Act (Ontario), are each considered below.

        Adoption of a Strategic Planning Process.    For many years the Corporation has had a strategic planning process which directly involves the Board. Prior to the commencement of, or in the first month of, each financial year, the Board participates in two meetings with management. At the first meeting, specific product strategies and three-year business plans at both the corporate and group levels are presented by corporate and group management. This meeting is followed by a second meeting devoted solely to strategic planning in which future trends and risks over a seven to ten year horizon are jointly identified. Capital expenditure projections for the following financial year are reviewed and a budget approved at the conclusion of the strategic planning meeting. Updates on industry trends, product strategies, new product developments, major new business, capital expenditures and specific problem areas/action plans are presented by management and discussed as part of a management report at each regular quarterly Board meeting.

        Identification and Management of Principal Risks.    By means of both the annual strategy meeting and annual business plan meeting as well as quarterly updates by management, the Board identifies and reviews with management the principal business risks and receives reports of management's assessment of and proposed responses to those risks as they develop in order to ensure that these risks are being appropriately managed. For example the Board and management developed a corporate strategy to significantly expand its operations outside the United States and Canada commencing in fiscal 1994 in response to the historical cyclicality of the North American auto industry and the accelerating development of global automotive markets. Following the dividend to the Corporation's shareholders of shares in Magna Entertainment Corp. ("MEC") in fiscal 2000 and its creation as a separate public company, the Board in fiscal 2003, following the recommendation of a special committee, approved the spin-off of MI Developments Inc. (including Magna's interest in MEC) to its shareholders. Early in fiscal 2004, the Magna Drivetrain Group was created as a seventh automotive systems group, the core of which consisted of the former Magna Steyr Powertrain subgroup, together with new drivetrain business which had recently been awarded, as well as the recently acquired operations of New Venture Gear from DaimlerChrysler. The new group focused the Corporation on the expanding drivetrain sector. Following the recommendation of a special committee, the Board approved in late October 2004 a proposal to privatize its three publicly traded subsidiaries in response to changes in the global automotive markets since the "Spinco" policy was adopted in 1982. The privatization of each of Tesma and Decoma was completed on February 6, 2005 and March 6, 2005, respectively.

        In addition, both the Audit Committee and the Health and Safety and Environmental Committee play a role in identifying and implementing monitoring and other systems to deal with the risks which fall within their respective mandates. See "Audit Committee and Audit Committee Report — Audit Committee" and "Board of Directors — Board Committees" in the attached Circular.

        Succession Planning, Including Appointing, Training and Monitoring Senior Management.    The Corporation's long-established policy of profit-based incentive compensation has continued to be implemented by the Corporate Governance and Compensation Committee at the corporate level in order to attract, retain and motivate skilled and entrepreneurial management and employees and to ensure that their level of compensation bears a direct relationship to management performance (as measured by the Corporation's profitability). See "Compensation of Directors and Executive Officers — Report on Executive Compensation" in the attached Circular. Through its review of all officer appointments, particularly that of the Chief Executive Officer, the Board and the Corporate Governance and Compensation Committee are involved in management succession and manpower planning issues. The Chief Executive Officer also reviews management succession and development with the Corporate Governance and Compensation Committee as part of the annual compensation review process, both of which remain key objectives for fiscal 2005. While the responsibility for direct training has traditionally been left to senior management, the Board satisfies itself that the necessary levels of skill and experience exist when reviewing and making appointments.

        Communications Policy.    The Board has ensured that a program is in place to effectively communicate with the Corporation's stakeholders, including shareholders, employees and the general public. The Corporation's investor communications personnel are responsible for responding to all shareholder communications and for the operation of the Corporation's investor communications program. This program includes quarterly open conference calls/webcasts to present the financial results for each quarter and the complete financial year. Presentations are made at each Annual Shareholders Meeting which explain the Corporation's business results for the prior financial year and business objectives and strategies for the future. Management reports quarterly to the Board on the financial markets and major shareholder activity. The Board reviews and approves all material investor communications, including press releases involving the dissemination of quarterly financial information and all material regulatory disclosure documents and has adopted a Corporate Disclosure Policy which sets forth certain formal procedures relating to the review and disclosure of material non-public information. The Board and management also place great emphasis on the Corporation's employee communications program, which is administered by the Corporation's Human Resources Department, particularly the management of its unique Employee Charter. This program includes monthly employee communications meetings, the publication of a monthly newsletter (Magna People) and an employee annual report as well as the maintenance of an employee Hotline, divisional employee advocates and divisional fairness committees to directly address individual employee concerns.

        Integrity of Internal Control and Management Information Systems.    The Board, through the Audit Committee and Health and Safety and Environmental Committee, has ensured that effective systems are in place to monitor the integrity of the Corporation's internal control and management information systems in their delegated areas. Both the Audit Committee and Health and Safety and Environmental Committee meet regularly. See "Board of Directors — Board Committees" in the attached Circular for a description of Committee charters, membership and activities. Also see Item 13 below.

Items 2 and 3 of the TSX Guidelines:

        The board of directors of every corporation should be constituted with a majority of individuals who qualify as unrelated directors. An unrelated director is a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of the corporation, other than interests and relationships arising from shareholding. A related director is a director who is not an unrelated director. If the corporation has a significant shareholder, in addition to a majority of unrelated directors, the board should include a number of directors who do not have interests in or relationships with either the corporation or the significant shareholder and which fairly reflects the investment in the corporation by shareholders other than the significant shareholder. A significant shareholder is a shareholder with the ability to exercise a majority of the votes for the election of the board of directors.

        The application of the definition of "unrelated director" to the circumstances of each individual director should be the responsibility of the board which will be required to disclose on an annual basis whether the board has a majority of unrelated directors or, in the case of a corporation with a significant shareholder, whether the board is constituted with the appropriate number of directors which are not related to either the corporation or the significant shareholder. Management directors are related directors. The board will also be required to disclose on an annual basis the analysis of the application of the principles supporting this conclusion.

        In addition to the TSX Guidelines, the new NYSE Listing Standards and Multilateral Instrument 52-110 — Audit Committees (including the recently proposed amendments) require that a majority of the Board be comprised of "independent" directors. In order to qualify as "independent", the Board must affirmatively determine that the director has no material relationship with the Corporation, either directly or indirectly. The new NYSE Listing Standards and Multilateral Instrument 52-110 also specify a number of specific relationships that will, if applicable, preclude a determination of "independence" for a director, which the Board considered during its analysis of "independence" described below.

        Also, as previously described, the Corporate Constitution of the Corporation requires that a majority of the Corporation's Board be comprised of individuals who are not officers or employees of Magna or any of its affiliates, nor persons related to such officers or employees.

        In order to assess the Corporation's compliance with the TSX Guidelines, the Corporate Constitution, the new NYSE Listing Standards and Multilateral Instrument 52-110, the Board has considered the circumstances of each of the current members of the Board and has affirmatively determined that nine (9) of the twelve (12) current Board members (Messrs. Fike, Harris, Lumley, Mangold, Muhr, Randa, Resnick, Richardson and Vranitzky) are "independent" within the meaning of the new NYSE Listing Standards and Multilateral Instrument 52-110 (including recently proposed amendments) and are "unrelated" within the meaning of TSX Guidelines (2) and (3). They are "free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of the Corporation, other than interests and relationships arising from shareholding" in the case of the TSX Guidelines and are free from any material relationship with the Corporation in the case of the new NYSE Listing Standards and Multilateral Instrument 52-110. In addition they have no interests in or relationship to a significant shareholder, including the Stronach Trust.

        Since Mr. Fike has not been employed by, or performed consulting services for, the Corporation for more than five (5) years, the Board determined him to be "independent" and "unrelated". While the investment banking firm employing Mr. Lumley performs banking and investment banking services for Magna and its public subsidiaries from time to time, these assignments are made on a competitive basis and/or as part of a syndicate and approved by the Board (with Mr. Lumley having declared his interest and abstained from voting) in the case of the Corporation or by the board of directors of the relevant public subsidiary in respect of assignments undertaken prior to the completion of the privatizations. While the bank employing Dr. Randa performs banking services in Europe for Magna and its subsidiaries from time to time, these are also provided on a competitive basis. The Board has determined that both of these relationships and/or services are neither "material" to Magna nor to the provider of the services and they do not interfere with or compromise such directors' "ability to act with a view to the best interests of the Corporation". Dr. Mangold was employed by the

Corporation's largest customer, DaimlerChrysler AG until December 2003 and currently provides consulting services to it. The Board believes that his past and present relationship is beneficial for Magna because of his experience in the global automotive industry and has determined that this relationship will not materially interfere with his "ability to act with a view to the best interests of the Corporation". Messrs. Harris, Muhr, Resnick, Richardson and Vranitzky have no direct or indirect relationship with the Corporation.

        Since Messrs. Gingl and Wolf are members of management and Mr. F. Stronach is an officer of the Corporation and a trustee of, and therefore related to, the Stronach Trust, the Board does not consider them to be "independent" or "unrelated". The Stronach Trust is a significant shareholder by virtue of its voting control of Magna through its Class B shareholdings. See "Voting Securities and Their Principal Holders" in the attached Circular. None of the nine (9) "independent" and "unrelated" directors have interests in or relationships with the Stronach Trust and the Board therefore believes that the Board's composition appropriately reflects the investment in Magna by its shareholders other than the Stronach Trust.

Item 4 of the TSX Guidelines:

        The board of directors of every corporation should appoint a committee of directors composed exclusively of outside, i.e., non-management, directors, a majority of whom are unrelated directors, with the responsibility for proposing to the full board new nominees to the board and for assessing directors on an ongoing basis.

        While Magna has not established a separate nomination committee, Magna believes that the nomination of directors (within the requirements established by the Corporate Constitution) can be effectively dealt with by (1) the "independent" and "unrelated" directors on the Board (who compose two-thirds of the Board) due to the relatively small size of the Board, (2) the Audit Committee or Corporate Governance and Compensation Committee, both of which are composed entirely of outside directors, all of whom are "independent" and "unrelated", and (3) the Lead Director who is also "independent" and "unrelated".

Item 5 of the TSX Guidelines:

        Every board of directors should implement a process to be carried out by the nominating committee or other appropriate committee for assessing the effectiveness of the board as a whole, the committees of the board and the contribution of individual directors.

        During 2003 Magna implemented a formal self-assessment process for assessing the effectiveness of the Board as a whole and its committees. The Corporation's Lead Director is responsible for leading this process on a regular basis.

Item 6 of the TSX Guidelines:

        Every corporation, as an integral element of the process for appointing new directors, should provide an orientation and education program for new recruits to the board.

        Magna ensures that new Board recruits are provided with a basic understanding of its business to assist them in contributing effectively from the commencement of their election by shareholders or appointment by the Board, as applicable. This includes an orientation manual as well as the opportunity for each new member to meet with senior management and operational personnel and to visit the Corporation's manufacturing and other facilities. Following their election or appointment to the Board, Board members accept standing invitations to visit operational facilities and engage in discussions with individual corporate or operational managers. In addition, Board members are encouraged to participate in programs provided by the Institute of Corporate Directors and others as well as to participate in educational programs provided by the ICD Corporate Governance College at the University of Toronto or the equivalent program at McMaster University.

Item 7 of the TSX Guidelines:

        Every board of directors should examine its size and, with a view to determining the impact of the number upon effectiveness, undertake where appropriate, a program to reduce the number of directors to a number which facilitates more effective decision-making.

        The number of directors on the Corporation's Board currently is set at twelve (12) members. Magna has historically maintained a functional Board of between nine (9) and fourteen (14) in order to facilitate effective and efficient decision making. While there are no specific criteria for Board members, the Corporation attempts to maintain a diversity of personal experience and background, particularly amongst the "unrelated" and "independent" directors.

Item 8 of the TSX Guidelines:

        The board of directors should review the adequacy and form of the compensation of directors and ensure the compensation realistically reflects the responsibilities and risk involved in being an effective director.

        Directors who are not employees of Magna are currently paid certain annual retainer and per meeting and other fees referred to under "Compensation of Directors and Executive Officers — Compensation of Directors" in the attached Circular. Magna reviews the form and adequacy of these compensation levels every two years relative to comparator companies of similar size and global presence, both within and outside the automotive industry, in order to ascertain the appropriate level of compensation which realistically reflects the responsibilities and risks involved in serving as a Board member. These fees were last revised effective January 1, 2004.

Item 9 of the TSX Guidelines:

        Committees of the board of directors should generally be composed of outside directors, a majority of whom are unrelated directors, although some board committees, such as the executive committee, may include one or more inside directors.

        Magna has established three (3) standing Board committees in order to permit the Board to delegate as well as share responsibility amongst the directors and to devote the necessary expertise and resources to a particular area. These committees include an Audit Committee, a Corporate Governance and Compensation Committee and a Health and Safety and Environmental Committee. See "Board of Directors — Board Committees" and "Audit Committee and Audit Committee Report" in the attached Circular. All of the members of these committees currently consist solely of "independent" and outside and "unrelated" directors. Ad hoc Board committees, including special committees, have also been established from time to time to carry out a specific function delegated by the Board. Members of ad hoc or special committees generally consist solely of "independent" and outside and "unrelated" directors depending on the nature of the matter under consideration.

Item 10 of the TSX Guidelines:

        Every board of directors should expressly assume responsibility for, or assign to a committee of directors the general responsibility for, developing the corporation's approach to governance issues. This committee would, amongst other things, be responsible for the corporation's response to these governance guidelines.

        The Board has assigned to the Corporate Governance and Compensation Committee the responsibility for developing the Corporation's approach to governance issues, for assessing the effectiveness of its system of corporate governance as a whole and for its response to the TSX Guidelines. During 2002 and 2003 the Corporate Governance and Compensation Committee made certain recommendations, following its review of various governance initiatives, and the Board subsequently implemented these recommendations. See "Statement of Corporate Governance Practices" in the attached Circular.

        As mentioned above, the Corporate Governance and Compensation Committee consists solely of "independent" and outside and "unrelated" directors.

Item 11 of the TSX Guidelines:

        The board of directors, together with the CEO, should develop position descriptions for the board and for the CEO, involving the definition of the limits to management's responsibilities. In addition, the board should approve or develop the corporate objectives which the CEO is responsible for meeting.

        The Board currently has no formal policy or "position description" setting out which specific matters must be brought by the Chief Executive Officer and management to the Board for approval; however, there is a clear understanding between management and the Board through historical Board practice and accepted legal practice that all transactions or other matters of a material nature must be presented by management for approval by the Board. As previously indicated, the Board has also adopted a Board Charter setting forth certain items which require Board approval. In addition, each committee does have either a formal written charter (mandate) or authorizing resolution outlining such committee's responsibilities and its obligation to report its recommendations to the Board. Subject to those powers which it has specifically delegated, the Board retains residual authority.

        The Board has not developed a formal position description or mandate for the Chief Executive Officer, nor specific written corporate objectives which the Chief Executive Officer is responsible for meeting; however, there is regular discussion between the Board, the Corporate Governance and Compensation Committee, the Lead Director, the Chairman and the Chief Executive Officer with respect to the performance of executive management in achieving the Corporation's strategic objectives as jointly determined by the Board and management. The Corporate Governance and Compensation Committee also considers the performance of the Chief Executive Officer when reviewing any changes to the Chief Executive Officer's employment terms and compensation and generally reviews the performance and any proposed changes to employment terms and compensation for executive officers during each financial year. See "Compensation of Directors and Executive Officers — Report on Executive Compensation" in the attached Circular.

Item 12 of the TSX Guidelines:

        Every board of directors should have in place appropriate structures and procedures to ensure that the board can function independently of management. An appropriate structure would be to (i) appoint a chair of the board who is not a member of management with responsibility to ensure the board discharges its responsibilities or (ii) adopt alternate means such as assigning this responsibility to a committee of the board or to a director, sometimes referred to as the "lead director". Appropriate procedures may involve the board meeting on a regular basis without management present or may involve expressly assigning the responsibility for administering the board's relationship to management to a committee of the board.

        As previously indicated, the primary legal mechanism implemented by Magna to ensure Board independence from management is the outside director requirement in the Corporate Constitution, the existence of a majority of what the Board has determined are "independent" and outside and "unrelated" directors and the role of the Lead Director.

        Mr. F. Stronach has been the Chairman of the Board since 1971 reflecting his position as the founder of a predecessor of the Corporation in 1957. Following the resignation of Ms. Belinda Stronach as President and Chief Executive Officer on January 20, 2004, Mr. Stronach also became Interim President and Interim Chief Executive Officer. He subsequently resigned as Interim President when Mr. Mark Hogan was appointed President in August 2004. Due to the foregoing relationship and his relationship with Stronach & Co., he is not a non-executive Chairman. See "Interests of Management and Other Insiders in Certain Transactions" in the attached Circular.

        Mr. Edward C. Lumley was appointed in early 2003 as the Lead Director of the Board in replacement for Mr. Davis who had served as the Lead Director since August 1996. The Lead Director's duties include representing the Corporation's "independent" and outside and "unrelated" directors in discussions with senior management on corporate governance issues and other matters, assisting in identifying potential nominees to the Board, assisting in ensuring that the Board functions independently of management and performing such other duties and responsibilities as are delegated by the Board from time to time.

        In addition, the Corporation believes that its current Board size facilitates direct and immediate communication between the "independent" and outside and "unrelated" directors and management and permits individual directors to directly involve themselves in specific matters where their personal inclination or experience will assist the Board as a whole and management in dealing with a specific issue.

        In the past year, the "independent" and outside and "unrelated" directors on the Board as well as the Audit Committee and the Corporate Governance and Compensation Committee have regularly met without management and any "non-independent" and "related" or inside directors present.

Item 13 of the TSX Guidelines:

        The audit committee of every board of directors should be composed only of outside directors. The roles and responsibilities of the audit committee should be specifically defined so as to provide appropriate guidance to audit committee members as to their duties. The audit committee should have direct communication channels with the internal and external auditors to discuss and review specific issues as appropriate. The audit committee duties should include oversight responsibility for management reporting on internal control. While it is management's responsibility to design and implement an effective system of internal control, it is the responsibility of the audit committee to ensure that management has done so.

        The Corporation's Audit Committee has for many years been composed of three (3) "independent" and outside or "unrelated" directors and has the responsibilities contained in its recently revised Charter as described under "Audit Committee and Audit Committee Report" in the attached Circular. As part of its mandate, the Audit Committee satisfies itself that the Corporation has an adequate and effective system of internal financial and accounting controls and reviews annually management's assessment and report relating to the effectiveness of the Corporation's internal financial controls and procedures. The Audit Committee meets regularly following the conclusion of each fiscal quarter and the Corporation's year-end, at which time members of the Audit Committee engage in direct communications with the Corporation's internal and external auditors and its financial management and review the financial statements, MD&A and any proposed guidance. Such communications involve a regular assessment of the adequacy of the Corporation's internal and external financial reporting, internal controls and audit processes, as well as a review and discussion of specific issues as circumstances warrant. During each such meeting, the Audit Committee engages in in camera discussions with each of the internal Audit Department, the external auditor and representatives of the Corporation's senior financial management so as to cultivate frank and open discussions with each of these groups. During 2004 the Audit Committee was actively involved with management and the internal Audit Department staff in preparing for and developing processes in order to permit the Corporation to meet the SOX 404 and the recently proposed equivalent Canadian requirements relative to internal controls commencing in 2006. The Audit Committee also reviewed and approved the Corporation's Annual Information Form for 2004. See "Audit Committee and Audit Committee Report" in the attached Circular.

Item 14 of the TSX Guidelines:

        The board of directors should implement a system which enables an individual director to engage an outside advisor at the expense of the corporation in appropriate circumstances. The engagement of the outside advisor should be subject to the approval of an appropriate committee of the board.

        Board Committees are empowered pursuant to their Charters or authorizing resolutions to engage outside advisors at the Corporation's expense where required in the course of their duties and have done so from time to time. The Board and Lead Director would also consider requests to retain outside advisors at the Corporation's expense by individual directors or Committee members on their respective merits at the time that any such request was made.

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